Exhibit 2.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

by and among

AMEDISYS ALASKA, L.L.C.,

AMEDISYS COLORADO, L.L.C.,

AMEDISYS IDAHO, L.L.C.,

AMEDISYS KANSAS, L.L.C.,

AMEDISYS NEW HAMPSHIRE, L.L.C.,

AMEDISYS OREGON, L.L.C.,

AMEDISYS WASHINGTON, L.L.C.,

AMEDISYS WEST VIRGINIA, L.L.C.,

and

AMEDISYS WYOMING, L.L.C.,

as the Buyer Companies,

INTEGRICARE, INC.,

as the Seller,

and

AMEDISYS, INC.

August 29, 2007 – Execution Date

i

TABLE OF SCHEDULES

Schedule 1.1	Agencies’ Street Addresses, Telephone and Fax Numbers, e-mail Addresses, Domain Names
Schedule 1.2	GAAP Exceptions
Schedule 1.3	List of Joint Ventures and the Agencies, including the branch offices, subunits and drop sites, owned by each
Schedule 1.4	Agency Values
Schedule 1.5	Consequential Damages
Schedule 2.2	Pre-Paid Expenses Not Associated with the Assets
Schedule 2.3(a)	Assumed Liabilities
Schedule 2.6	Employees Solicited for Employment Post-Closing
Schedule 3.2(a)	Wire Transfer Instructions
Schedule 3.2(b)-1	Form of Promissory Note
Schedule 3.8(e)	Form of Escrow Agreement
Schedule 3.10	Form of Amedisys Guaranty Agreement
Schedule 3.11	Form of Stockholder Guaranty Agreement
Schedule 4.2(a)(i)	Form of Bill of Sale
Schedule 4.2(a)(ii)	List of Lease Agreements/Assignments
Schedule 4.2(a)(iv)	Form of Closing Certificate (the Seller)
Schedule 4.2(a)(v)	A/R Collection Agreement
Schedule 4.2(a)(x)	Non-Competition Agreement
Schedule 4.2(a)(xii)	West Virginia Management Services Agreement
Schedule 4.2(b)(iv)	Form of Closing Certificate (the Buyer Companies)
Schedule 5.2(b)	Required Consents
Schedule 7.1(b)	States of Qualification
Schedule 7.1(c)	Membership Interests
Schedule 7.2	Authorized Jurisdictions
Schedule 7.3(c)	Enforceability
Schedule 7.3(d)	Required Governmental Approvals
Schedule 7.3(e)	Required Notice/Approvals under Contractual Commitments
Schedule 7.4	No Liens
Schedule 7.6	Control of Other Entities
Schedule 7.7(a)	Capital Stock of the Seller
Schedule 7.7(b)(i)	Members and Membership Interests of the Joint Ventures
Schedule 7.7(b)(ii)	Options, Warrants, etc. of Joint Ventures
Schedule 7.9(a)	Ownership of the Assets
Schedule 7.9(b)	Ownership of the Joint Ventures’ Assets
Schedule 7.10	Related Party Agreements
Schedule 7.11	Litigation
Schedule 7.12(a)	Financial Information
Schedule 7.13(b)	Compliance with Laws
Schedule 7.14	Environmental Matters
Schedule 7.16	Receivables
Schedule 7.17(a)	Real Property
Schedule 7.17(c)	Leases of Real Property – Exceptions
Schedule 7.17(d)	Fixed Assets
Schedule 7.18(a)	Tangible Personal Property

Schedule 7.18(b)	Leases of Tangible Personal Property
Schedule 7.18(c)	Tangible Personal Property - Exceptions to Representations & Warranties
Schedule 7.19(b)	Intellectual Property Assets
Schedule 7.19(c)	Patents
Schedule 7.21	Contractual Commitments
Schedule 7.23	Inventories – Exceptions to Representations & Warranties
Schedule 7.24	Insurance
Schedule 7.25(a)	Current Employees
Schedule 7.25(b)	Employment Agreements
Schedule 7.25(c)	Employee Policies and Procedures
Schedule 7.25(d)	Unwritten Amendments
Schedule 7.25(e)	Labor Compliance
Schedule 7.25(f)	Unions
Schedule 7.25(g)	Unauthorized Aliens
Schedule 7.25(h)	Change of Control Benefits
Schedule 7.25(i)	Other Compensation Plans
Schedule 7.25(j)	ERISA Benefit Plans
Schedule 7.25(k)	Retirees
Schedule 7.26	Taxes
Schedule 7.28	Absence of Changes
Schedule 7.30(a)	List of Operating Agreements and Management Services Agreements of the Joint Ventures
Schedule 7.30(b)	Banks and Financial Institutions
Schedule 7.31(d)	Multi Employer Plans
Schedule 7.31(e)	Litigation relating to the Plans
Schedule 8.1(a)	Healthcare Licenses
Schedule 8.2	Agency Action or Enforcement
Schedule 8.2(c)(ii)	Financial Relationships with Physicians
Schedule 8.2(c)(iv)	Agency Actions and Enforcement Against Principals and Current or Former Employees
Schedule 8.2(f)	Referral Sources
Schedule 8.2(g)	Reimbursement or Payment Rate Appeals
Schedule 8.3(b)	HIPAA Compliance
Schedule 8.4	Billing Practices
Schedule 10.2	Special Seller Indemnity Matters

v

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2007, is by and among Amedisys Alaska, L.L.C., a limited liability company organized under the laws of the State of Alaska (“Amedisys Alaska”), Amedisys Colorado, L.L.C., a limited liability company organized under the laws of the State of Colorado (“Amedisys Colorado”), Amedisys Idaho, L.L.C., a limited liability company organized under the laws of the State of Idaho (“Amedisys Idaho”), Amedisys Kansas, L.L.C., a limited liability company organized under the laws of the State of Kansas (“Amedisys Kansas”), Amedisys New Hampshire, L.L.C., a limited liability company in formation under the laws of the State of New Hampshire (“Amedisys New Hampshire”), Amedisys Oregon, L.L.C., a limited liability company organized under the laws of the State of Oregon (“Amedisys Oregon”), Amedisys Washington, L.L.C., a limited liability company organized under the laws of the State of Washington (“Amedisys Washington”), Amedisys West Virginia, L.L.C., a limited liability company organized under the laws of the State of West Virginia (“Amedisys West Virginia”), and Amedisys Wyoming, L.L.C., a limited liability company organized under the laws of the State of Wyoming (“Amedisys Wyoming,” and collectively with Amedisys Alaska, Amedisys Colorado, Amedisys Idaho, Amedisys Kansas, Amedisys New Hampshire, Amedisys Oregon, Amedisys Washington and Amedisys West Virginia, the “Buyer Companies”), IntegriCare, Inc., a Delaware corporation (the “Seller”), and Amedisys, Inc., a Delaware corporation (“Amedisys, Inc.”). The Seller and the Buyer Companies are sometimes collectively called the “Parties.” Certain capitalized terms that are used herein are defined in Article I below.

PRELIMINARY STATEMENT

WHEREAS, (A) the Seller desires to sell, and Amedisys Alaska desires to purchase, respectively, the Alaska Assets, (B) the Seller desires to sell, and Amedisys Colorado desires to purchase, respectively, the Colorado J/V Equity Interest, (C) the Seller desires to sell, and Amedisys Idaho desires to purchase, respectively, the Idaho J/V Equity Interests, (D) the Seller desires to sell, and Amedisys Kansas desires to purchase, respectively, the Kansas Assets, (E) the Seller desires to sell, and Amedisys New Hampshire desires to purchase, respectively, the New Hampshire Assets and the New Hampshire J/V Equity Interest, (F) the Seller desires to sell, and Amedisys Oregon desires to purchase, respectively, the Oregon Assets, (G) the Seller desires to sell, and Amedisys Washington desires to purchase, respectively, the Washington J/V Equity Interest, (H) the Seller desires to sell, and Amedisys West Virginia desires to purchase, respectively, the West Virginia Assets, and (I) the Seller desires to sell, and Amedisys Wyoming desires to purchase, respectively, the Wyoming Assets, in each case on the terms and subject to the conditions of this Agreement; and

WHEREAS, the Parties entered into an Asset Purchase Agreement dated as of August 2, 2007 (the “Initial Agreement”) and desire to amend and restate the Initial Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1 Defined Terms

“Access Period” has the meaning Section 9.10 specifies.

“Accounting Firm” has the meaning Section 3.9(c) specifies.

“Accrued Paid Time Off” has the meaning Section 2.6 specifies.

“Acquisition Proposal” has the meaning Section 9.14 specifies.

“Actual Accrued Paid Time Off” has the meaning Section 3.4(b) specifies.

“Actual Indebtedness” has the meaning Section 3.9(c) specifies.

“Actual Knowledge” means, with respect to a Person, such Person’s conscious awareness of the fact or matter at issue on the applicable date without further inquiry or investigation.

“Actual Knowledge of the Seller” means, with respect to the Seller, the conscious awareness of the fact or matter at issue on the applicable date, without further inquiry or investigation, of the Principal Stockholders and LaVonda Fox.

“Actual Working Capital” has the meaning Section 3.9(c) specifies.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

“Agencies” means, collectively, the respective home health care and hospice, if applicable, agency operating locations, including branch offices, subunits and drop sites, owned by the Seller or the Joint Ventures, as the case may be, the individual addresses of which are listed on Schedule 1.1.

“Agreement” means this Agreement, including all Schedules and Exhibits to this Agreement.

“Alaska Assets” consists of the assets relating to the Agency operating under the name “Denali Home Health & Hospice” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the Alaska Assets to be sold to Amedisys Alaska pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of this Agency, including the Seller’s Medicare Provider Numbers 02-7022A and 02-1504 (and all rights under the Seller’s corresponding Medicare Provider Agreement) and the Seller’s Clinical Laboratory Improvement Amendments Certificate;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of this Agency, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of this Agency, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of this Agency;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of this Agency;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date) home healthcare patients and current (as of the related Closing Date) employees employed in the Business of this Agency, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of this Agency;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of this Agency in Alaska, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of this Agency, and the telephone and fax numbers, domain names, and website addresses of this Agency owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of this Agency (regardless of whether the employee will be retained by Amedisys Alaska after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of this Agency, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(s).

“Allocation Percentage” has the meaning Section 3.9(f) specifies.

“Amedisys Alaska” has the meaning the Preamble specifies.

“Amedisys Colorado” has the meaning the Preamble specifies.

“Amedisys Idaho” has the meaning the Preamble specifies.

“Amedisys, Inc.” has the meaning the Preamble specifies.

“Amedisys Guaranty Agreement” has the meaning Section 3.10 specifies.

“Amedisys Kansas” has the meaning the Preamble specifies.

“Amedisys New Hampshire” has the meaning the Preamble specifies.

“Amedisys Oregon” has the meaning the Preamble specifies.

“Amedisys Washington” has the meaning the Preamble specifies.

“Amedisys West Virginia” has the meaning the Preamble specifies.

“Amedisys Wyoming” has the meaning the Preamble specifies.

“AMS2” has the meaning Section 9.10 specifies.

“A/R Collection Agreement” has the meaning Section 4.2(a)(v) specifies.

“Assets” means, collectively, the Alaska Assets, the Kansas Assets, the New Hampshire Assets, the Oregon Assets, the West Virginia Assets, the Wyoming Assets, the J/V Equity Interests and any other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of the Agencies.

“Asset Sale” has the meaning Section 4.1 specifies.

“Assumed Liabilities” has the meaning Section 2.3(a) specifies.

“Benefit Plans” has the meaning Section 7.25(i) specifies.

“Bill of Sale” has the meaning Section 4.2(a)(i) specifies.

“Business” means the home healthcare and hospice businesses of the Seller and the Joint Ventures that provide home health or hospice services to patients covered by Medicare, Medicaid, CHAMPUS and TriCare and all other similar Federal health care programs or state or local governmental programs, including state Medicaid waiver programs, Medicare or Medicaid managed care programs such as Medicare Advantage, commercial or private health care and/or hospice insurance programs, employer self-funded ERISA plans, trusts, or programs, Taft-Hartley funds, preferred provider organization programs, Medigap, Medicare supplemental plans, and other private payor patients, as presently carried on by the Seller and the Joint Ventures.

“Buyer Companies” has the meaning the Preamble specifies.

“Buyer Indemnitees” has the meaning Section 10.2 specifies.

“Buyer Purchase Price Calculation” has the meaning Section 3.9(f)(i) specifies.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, joint venture, partnership or other ownership interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash Compensation” means, as applied to any employee, nonemployee director or officer of, or any natural person who performs consulting or other independent contractor services for, the Seller or the Joint Ventures, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by the Seller or the Joint Ventures to that employee or other natural person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Charter Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (ii) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.

“CHOW” has the meaning Section 9.8(a) specifies.

“Closing” has the meaning Section 4.1 specifies.

“Closing Balance Sheet” has the meaning Section 3.9(a) specifies.

“Closing Date” means the date on which the related Closing is consummated, with the Closing to be effective as of 11:59 p.m. on such date; and, in the case of the First Closing means August 31, 2007, or such other date that the Parties agree to in writing.

“Closing Payment” has the meaning Section 3.2(a) specifies.

“Closing Statement” has the meaning Section 3.9(c) specifies.

“CMS” means the Center for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Period” has the meaning Section 9.19(d) specifies.

“Colorado J/V Equity Interest” means the 50% membership interest owned by the Seller in Heart of the Rockies Home Health, LLC, a Delaware limited liability company that owns the Agency in the State of Colorado operating under the name “Heart of the Rockies Home Health.”

“Conditions of Participation” means conditions established by CMS or applicable state agencies for eligibility to participate in its/their home health care and/or hospice programs.

“Confidential Information” means, with respect to any Person, the following information prepared for, by or on behalf of, that Person: marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority.

“Consequential Damages” shall have the meaning set forth on Schedule 1.5.

“Constructive Knowledge” means, with respect to a Person, the knowledge that such Person should reasonably be deemed to have on the applicable date after due inquiry and reasonable investigation based on the Seller’s or the Joint Ventures’ books, records and files, or such other documents or information, in the possession of or reasonably available to such Person on or prior to such date.

“Contractual Commitment” has the meaning Section 7.21 specifies.

“Copyrights” has the meaning Section 7.19(a) specifies.

“Damage” to any specified Person (other than a Joint Venture) means any loss, cost, damage, expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives, including Litigation costs), fine of, penalty on, or other liability of that Person, but excluding indirect, special and consequential damages (including loss of earnings or profits or diminution of value). “Damage” also means, with respect to any Buyer Company, any loss, cost, damage, expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives, including Litigation costs), fine of, penalty on, or other liability of a Joint Venture in which such Buyer Company holds an equity interest, but excluding indirect, special and consequential damages (including loss of earnings or profits or diminution of value), multiplied by the J/V Equity Interest in such Joint Venture (expressed as a percentage).

“Derivative Securities” of a specified Entity means any Capital Stock, debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire, (i) any unissued Capital Stock of the specified Entity, or (ii) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury Capital Stock.

“DHHS” means U.S. Department of Health and Human Services.

“Difference” has the meaning Section 3.9(f)(ii) specifies.

“Dispute Notice” has the meaning Section 3.9(c) specifies.

“DMERC” means any Durable Medical Equipment Regional Carrier to which the Seller or any Joint Venture may submit claims for reimbursement for durable medical equipment and any successor thereto, whether referred to as a DMERC or DME-MAC (Durable Medical Equipment Medicare Administrative Contractor).

“EFT Date” has the meaning Section 3.3(b) specifies.

“Employee Policies and Procedures” means at any time all written employee manuals and all written material policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Seller or the Joint Ventures.

“Employment Agreement” means at any time (i) any agreement to which any of the Seller or the Joint Ventures is a party that then relates to the direct or indirect employment or engagement, of any natural person by such Seller or Joint Venture, whether as an employee, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, in connection with the Business and (ii) any agreement between any of the Seller or the Joint Ventures and any Person that arose from the sale of a business by that Person to and that limits such Person’s competition with any of the Seller or the Joint Ventures in relation to the Business.

“End Date” has the meaning Section 3.3(b) specifies.

“Entity” means any sole proprietorship, corporation, partnership, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, or other entity of any kind, in each case having a separate legal status.

“Environmental Laws” means any and all Legal Requirements relating to the environment or public or worker health or safety, including ambient air, surface water (including water management and runoff), land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including radioactive waste, nuclear waste, Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic, hazardous or medical substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos containing material, volatile organic compounds and polychlorinated biphenyls). “Environmental Laws” include the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act (OSHA), the OSHA

Bloodborne Pathogens Standard, the Needlestick Safety and Prevention Act, the Emergency Planning and Community Right-to-Know Act of 1986i, 42 U.S.C. §§ 9601 et seq., which is commonly referred to as the “Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA),” and 42 U.S.C. §§ 6992 et seq., which is commonly referred to as the “Medical Waste Tracking Act.”

“ERISA” means the Employee Retirement Income Security Act of 1974 and all amendment thereto.

“ERISA Affiliate” means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

“ERISA Affiliate Pension Plan” has the meaning Section 7.25(j) specifies.

“ERISA Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and includes any ERISA Pension Plan.

“ERISA Group” means any “group of organizations” within the meaning of Section 414(b), (c), (m) or (o) of the Code or any “controlled group” as defined in Section 4001(a)(14) of ERISA.

“ERISA Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

“Escrow Agent” has the meaning Section 3.8(e) specifies.

“Escrow Agreement” has the meaning Section 3.8(e) specifies.

“Estimated Accrued Paid Time Off” has the meaning Section 3.4(a) specifies.

“Estimated Closing Statement” has the meaning Section 3.9(a) specifies.

“Estimated Indebtedness” has the meaning Section 3.9(a) specifies.

“Estimated Purchase Price Adjustment” has the meaning Section 3.9(b) specifies.

“Estimated Working Capital” has the meaning Section 3.9(a) specifies.

“Excluded Assets” has the meaning Section 2.2 specifies.

“Excluded Indebtedness” means sums due from St. Alphonsus Home Health and Hospice LLC under promissory notes issued to either of its members, provided that the Seller shall at Closing transfer its promissory note to Amedisys Idaho.

“Extended Survival Period” has the meaning Section 10.1(a) specifies.

“Final Closing Balance Sheet” has the meaning Section 3.9(c) specifies.

“Final Purchase Price Adjustment” has the meaning Section 3.9(d)(ii) specifies.

“Financial Information” means all the financial information (including the statements of assets, operations, retained earnings and cash flows of the Seller and of each Joint Venture) regarding the Business presented to Representatives of the Buyer Companies by the Seller or its Representatives.

“First Closing” has the meaning Section 4.1(b) specifies.

“GAAP” means generally accepted accounting principles in the United States of America according to the Financial Accounting Standards Board in effect as of the related date subject to the exceptions set forth on Schedule 1.2.

“Government Program” has the meaning Section 8.6 specifies.

“Governmental Approval” means at any time any authorization, consent, approval, Permit, franchise, certificate, license, Health Care License, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

“Governmental Authority” means (i) any Federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, (ii) any Person having the authority under any applicable Legal Requirement to assess and collect Taxes for its own account, and (iii) DHHS, CMS or its fiscal intermediary and carrier agents, the DHHS Office of Inspector General, the U.S. Department of Justice, any state attorney general, any state Medicaid Fraud unit, the Office of Civil Rights, and any state department of health.

“Guaranty” means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (ii) to purchase property or other assets, securities or services for the purpose of assuring the obligee of that obligation of its payment or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term “Guaranty” does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

“Health Care Laws” means any local, state or Federal statutes or regulations, guidelines, ordinance, permit, order, standard, condition of participation, accreditation standard, requirement, approval or consent relating to the following: (a) Government Programs; (b) Private Programs; (c) billing and submission of a claim to a Government Program or Private Program, or reimbursement, payments, and cost reporting, including the Government Program reimbursement requirements; (d) Private Program reimbursement requirements; (e) the Medicare and Medicaid Anti Kickback Fraud and Abuse Law; (f) HIPAA; (g) the health care fraud laws including the Civil Money Penalty Provisions, the Civil and Criminal False Claims Acts, or mail/wire fraud, and to the extent applicable, their respective state-law counterparts; (h) contractual relationships with referral sources, including the Federal Anti-Kickback Fraud and Abuse Law and the Stark laws, and to the extent applicable, their respective state-law counterparts; (i) survey, certification, conditions of participation and standards as each relates to the eligibility of the Seller or the Joint Ventures, as the case may be, for obtaining Health Care Licenses applicable in any state where the Business is conducted or participating in Medicare, Medicaid, or any other Government Program or Private Program; (j) medical records and patient privacy and security laws, inclusive of the requirements of HIPAA; (k) disclosure of ownership and related organization/party requirements; (l) treatment and reporting by the Seller or the Joint Ventures, as the case may be, in the operation of the Business relating to infectious disease(s); (m) corporate practice of medicine; and (n) state certificate of need laws.

“Health Care Liability Claims” has the meaning Section 10.1(a) specifies.

“Health Care Licenses” means all licenses, permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, and other authorizations or Governmental Approvals granted by any health care regulatory agency, healthcare accreditation body, or other Governmental Authority or Third Party Payor relating to or affecting the Business, the ownership, operation, maintenance, management, use, regulation, development or expansion of the Business, the provision of health care services thereby, or the reimbursement of health care costs relating thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder and all amendments thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all amendments thereto.

“Idaho J/V Equity Interests” means the following: (i) a 73.6% membership interest owned by the Seller in St. Alphonsus Home Health, LLC, a Delaware limited liability company that owns the Agency in the State of Idaho operating under the name “St. Alphonsus Home Health ,” and (ii) a 50% membership interest owned by the Seller in Portneuf Home Health Care, LLC, a Delaware limited liability company that owns the Agency in the State of Idaho operating under the name “Portneuf Home Health Care.”

“Indebtedness” of any Person means, without duplication, (i) any liability of that Person (A) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (B) evidenced by notes, bonds, debentures or similar instruments, (C) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP (1) require to be classified and accounted for as capital leases or (2) permit to be classified and accounted for as operating leases notwithstanding the classification thereof as loans for purposes of the Code (that is, so-called synthetic leases) or (D) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person, (ii) any liability secured by any Lien upon any property or other assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof, (iii) any liability of others of the type described in the preceding clause (i) or (ii) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

“Indemnification Claim Notice” has the meaning Section 10.5(a) specifies.

“Indemnified Party” has the meaning Section 10.5(a) specifies.

“Indemnifying Party” has the meaning Section 10.5(a) specifies.

“Independent Auditors” has the meaning Section 3.3(d) specifies.

“Initial Agreement” means the Asset Purchase Agreement among the Parties dated as of August 2, 2007, and all Schedules and Exhibits thereto.

“Intellectual Property Assets” has the meaning Section 7.19(a) specifies.

“IRCA” means the Immigration Reform and Control Act of 1986 and all amendments thereto.

“Item of Dispute” has the meaning Section 3.9(c) specifies.

“Joint Ventures” means the limited liability companies identified on Schedule 1.3 in which the Seller is a member owning, respectively, one Agency in the State of Colorado, two Agencies in the State of Idaho, one Agency in the State of New Hampshire and one Agency in the State of Washington (each such Agency, including the branch offices, subunits and drop sites of each, being identified on such Schedule).

“Joint Ventures’ Assets” means all of the assets of each of the Joint Ventures, including those described in clauses (i) through (ix) below:

(i)	All licenses and permits, to the extent assignable, held by the Joint Venture relating to the ownership, development and operations of the Business of such Joint Venture, including the Joint Venture’s Medicare Provider Number(s) (and all rights under the Joint Venture’s corresponding Medicare Provider Agreement(s)) and the Joint Venture’s Clinical Laboratory Improvement Amendments Certificate;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Joint Venture used in connection with the Business of such Joint Venture;

(iii)	All inventories used by the Joint Venture in connection with the Business of such Joint Venture, including pharmaceuticals, supplies, raw materials, work in process and finished goods;

(iv)	All of the Joint Venture’s rights in, to and under all contracts and agreements and all outstanding offers or solicitations made by or to the Joint Venture to enter into any contract or agreement or modification thereto relating to the Business of such Joint Venture;

(v)	All of the Joint Venture’s rights under non-competition agreements with current or former employees employed in the Business of such Joint Venture;

(vi)	All data and records related to the Joint Venture’s current (as of the related Closing Date) home healthcare and hospice patients and current (as of the related Closing Date) employees employed in the Business, including employee health records;

(vii)	All of the Joint Venture’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of such Joint Venture;

(viii)	All of the intangible rights and property of the Joint Venture used in the operation of the Business of such Joint Venture, all Intellectual Property Assets, the good-will and going concern of the Joint Venture in relation to the Business of such Joint Venture, and the telephone and fax numbers, domain names, and website addresses of such Joint Venture owned by the Joint Venture; and

(ix)	Copies of all personnel records for each employee of the Joint Venture who provided healthcare services to Straddle Episode patients.

“Joint Venture Transfer Documents” has the meaning Section 4.2(a)(iii) specifies.

“J/V Equity Interests” means, collectively, the Colorado J/V Equity Interest, the Idaho J/V Equity Interests, the New Hampshire J/V Equity Interest and the Washington J/V Equity Interest.

“J/V Operating Agreement Amendment” has the meaning Section 4.2(a)(iii) specifies.

“Kansas Assets” consists of the assets relating to the Agency operating under the name “Total Home Care & Hospice” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the Kansas Assets to be sold to Amedisys Kansas pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of this Agency, including the Seller’s Medicare Provider Numbers 17-7170A and 17-1548 (and all rights under the Seller’s corresponding Medicare Provider Agreements) and the Seller’s Clinical Laboratory Improvement Amendments Certificate;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of this Agency, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of this Agency, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of this Agency;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of this Agency;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date) home healthcare patients and current (as of the related Closing Date) employees employed in the Business of this Agency, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of this Agency;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of this Agency in Kansas, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of this Agency, and the telephone and fax numbers, domain names, and website addresses of this Agency owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of this Agency (regardless of whether the employee will be retained by Amedisys Kansas after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of this Agency, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(b).

“Lease Agreements/Assignments” has the meaning Section 4.2(a)(ii) specifies.

“Legal Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

“Letter of Intent” means the letter of intent, dated April 25, 2007, executed by Amedisys, Inc. and the Seller relating to the Business.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any “adverse claim” (as Section 8-302(b) of each applicable Uniform Commercial Code defines that term) in the case of any Capital Stock. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“List of Excluded Individuals/Entities” means the database maintained by the DHHS Office of Inspector General relating to parties excluded from participation in Medicare, Medicaid and all other Federal health care programs.

“Litigation” means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration or binding alternative dispute resolution proceeding.

“Marks” has the meaning Section 7.19(a) specifies.

“Material” means, as applied to any Person or the Business, material to the overall business, operations, property or other assets, liabilities, financial condition, results of operations or prospects of that Person or the Business.

“Material Adverse Effect” means, with respect to any change, circumstance or condition affecting or reasonably likely to affect a Person or the Business, that the effect of such change, circumstance or condition (directly, indirectly or consequentially, singly or in the aggregate with other related changes, circumstances or conditions) is material and adverse with respect to the overall financial condition or results of operations of such Person or the Business; provided, however, that Material Adverse Effect shall exclude any adverse change, circumstance or condition to the extent it relates to or results from (i) public or industry knowledge of the transactions contemplated by this Agreement (including any action or inaction by such Person’s employees, customers and vendors based solely on such knowledge), (ii) general business, economic, political or regulatory conditions, including such conditions generally affecting the industry in which such Person competes (including any change in reimbursement rates of Government Programs or Private Programs), (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in law or GAAP, or (v) the taking of any action contemplated by this Agreement or the other Transaction Documents.

“Material Agreement” of any Person means any contract or agreement, whether written or oral, to which that Person is a party, or by which that Person is bound or to which any property or other assets of that Person is subject and, in each case, that involves total payments to or from such Person in excess of $30,000 during any 12-month period.

“Medicare Recoupment Claim” has the meaning Section 10.1(a) specifies.

“Misdirected Payment” has the meaning Section 3.5 specifies.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

“New Hampshire Assets” consists of the assets relating to the Agency (including its two (2) branch offices) operating under the name “Portsmouth/Derry/Salem Home Health & Hospice Services” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the New Hampshire Assets to be sold to Amedisys New Hampshire pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of this Agency, including the Seller’s Medicare Provider Numbers 30-7006 and 30-1507 (and all rights under the Seller’s corresponding Medicare Provider Agreements) and the Seller’s Clinical Laboratory Improvement Amendments Certificate;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of this Agency, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of this Agency, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of this Agency;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of this Agency;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date) home healthcare patients and current (as of the related Closing Date) employees employed in the Business of this Agency, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of this Agency;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of this Agency in New Hampshire, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of this Agency, and the telephone and fax numbers, domain names, and website addresses of this Agency owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of this Agency (regardless of whether the employee will be retained by Amedisys New Hampshire after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of this Agency, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(b).

“New Hampshire J/V Equity Interest” means the 50% membership interest owned by the Seller in Wentworth Homecare & Hospice, LLC, a New Hampshire limited liability company that owns the Agency in the State of New Hampshire operating under the name “Wentworth Homecare & Hospice.”

“Non-Competition Agreement” has the meaning specified in Section 4.2(a)(x).

“Objection Notice” has the meaning specified in Section 3.3(c).

“Oregon Assets” consists of the assets relating to the three (3) Agencies operating under the names “Community Homecare Willamette Valley,” “Douglas Homecare,” and “Community Homecare Northwest” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the Oregon Assets to be sold to Amedisys Oregon pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of these Agencies, including the Seller’s Medicare Provider Numbers 38-7136A, 38-7311, 38-1518, 38-7003 (and all rights under the Seller’s corresponding Medicare Provider Agreements) and the Seller’s Clinical Laboratory Improvement Amendments Certificates;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of these Agencies, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of these Agencies, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of these Agencies;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of these Agencies;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date) home healthcare patients and current (as of the related Closing Date) employees employed in the Business of these Agencies, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of these Agencies;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of these Agencies in Oregon, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of these Agencies, and the telephone and fax numbers, domain names, and website addresses of these Agencies owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of these Agencies (regardless of whether the employee will be retained by Amedisys Oregon after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for direct operations of these Agencies, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(b).

“Oregon Regulator” has the meaning Section 3.12(b) specifies.

“Oregon Regulator’s Written Confirmation” has the meaning Section 3.12(b) specifies.

“Other Compensation Plans” means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Seller or any of the Joint Ventures, or to which the Seller or any of the Joint Ventures contribute, on behalf of any of their respective employees or other natural persons performing consulting or other independent contractor services for them, (i) including all such arrangements, plans, policies, practices or programs providing for severance or termination pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or Derivative Securities of the Seller or any of the Joint Ventures, but (ii) excluding all ERISA Pension Plans and Employment Agreements of the Seller or the Joint Ventures.

“Parties” has the meaning the Preamble specifies.

“Patents” has the meaning Section 7.19(a) specifies.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“PEPs” has the meaning Section 2.3(b) specifies

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Authority to lawfully operate the Business (including any pending applications for such licenses, certificates, certificates of need, permits, consents or approvals).

“Permitted Liens” means, with respect to the property or other assets of any Person (or any revenues, income or profits of that Person therefrom): (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of that Person’s business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (iv) Liens incurred in the ordinary course of that Person’s business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights of way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person’s business or existing on property and not materially interfering with the ordinary conduct of that Person’s business or the use of that property; (vi) defects or irregularities in that Person’s title to its real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of that Person’s business or the use of any of such properties; and (vii) any interest or title of a lessor of assets that Person is leasing pursuant to any capital lease or synthetic lease or any lease (other than a synthetic lease) that is accounted for as an operating lease.

“Person” means an individual, an Entity or a Governmental Authority.

“Plan” has the meaning Section 7.31(a) specifies.

“Portland Agency” has the meaning Section 3.12(b) specifies.

“Post-Closing Payments” has the meaning Section 3.2(b) specifies.

“Pre-Closing Claims” has the meaning Section 14.13 specifies.

“Pre-Closing Matters” has the meaning Section 14.13 specifies.

“Principal Stockholders” means George J. Mandes, Robert A. Reeves, and Jon C. Estes.

“Private Program” has the meaning Section 8.6 specifies.

“Proceeding” has the meaning Section 10.5(a) specifies.

“Prohibited Transaction” means any transaction either Section 4975 of the Code or Section 406 of ERISA prohibits and neither Section 4975 of the Code nor Section 408 of ERISA exempts.

“Promissory Note” has the meaning Section 3.2(b) specifies.

“Purchase Price” has the meaning Section 3.1 specifies.

“Qualified Plans” has the meaning Section 7.31(b) specifies.

“RAP Payment” means a request for anticipated payment.

“RCRA” means the Resource Conservation and Recovery Act of 1976 and all amendments thereto.

“Recalculation Notice” has the meaning Section 3.9(c) specifies.

“Related Party Agreement” means any contract or other agreement, written or oral, (i) to which the Seller or any Joint Venture is a party or is bound or by which any property or other asset of any or all of the Seller or the Joint Ventures is bound or may be subject and (ii) (A) to which any Affiliate of the Seller or any Joint Venture is also a party or (B) of which any Affiliate of the Seller or any Joint Venture is a beneficiary.

“Released Parties” has the meaning Section 14.13 specifies.

“Reportable Event” means, with respect to any Seller Pension Plan, (i) the occurrence of any of the events set forth in Section 4043(b) or (c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), 4062(e) or

4063(a) of ERISA with respect to that plan, (ii) any event requiring any of the Seller or the Joint Ventures or any ERISA Affiliate of any of the Seller or the Joint Ventures to provide security to that plan under Section 401(a)(29) of the Code or (iii) any failure to make a payment Section 412(m) of the Code requires with respect to that plan.

“Representatives” means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person.

“Restricted Material Contracts” has the meaning Section 2.4 specifies.

“Retained Liabilities” has the meaning Section 2.3(b) specifies.

“Retained Related Party Agreements” has the meaning Section 7.10 specifies.

“Returns” of a Person means the returns, reports or statements (including any information returns) any Legal Requirement requires that Person to file for purposes of any Tax.

“Rights in Mask Works” has the meaning Section 7.19(a) specifies.

“Seller” has the meaning the Preamble specifies.

“Seller Acquisition Candidate” means any Entity engaged in business activities similar to those carried on at the Agencies (i) that has been contacted by the Seller or any Joint Venture in the past two years regarding the possible acquisition of such Entity by it or them or (ii) of which the Seller or any Joint Venture has made an acquisition analysis in the past two years.

“Seller Benefit Plan” has the meaning Section 7.25(j) specifies.

“Seller Pension Plan” has the meaning Section 7.25(j) specifies.

“Seller Indemnitees” has the meaning Section 10.3 specifies.

“Seller Purchase Price Calculation” has the meaning Section 3.9(f)(i) specifies.

“Solid Wastes, Hazardous Wastes or Hazardous Substances” have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of any of the Seller or the Joint Ventures that imparts a broader meaning to any of those terms than does CERCLA or RCRA.

“Spread” has the meaning Section 3.9(f)(i) specifies.

“Start Date” has the meaning Section 3.3(b) specifies.

“Stockholder Guaranty Agreement” has the meaning Section 3.11 specifies.

“Straddle Episode Report” has the meaning Section 3.3(b) specifies.

“Straddle Episodes” has the meaning Section 3.3(a) specifies.

“Subsequent Closing” has the meaning Section 4.1(b) specifies.

“Subsidiary” means any Entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interests therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Legal Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Termination Event” means, with respect to any Seller Benefit Plan, (i) any Reportable Event with respect to that plan which is likely to result in the termination of that plan, (ii) the termination of, or the filing of a notice of intent to terminate, that plan or the treatment of any amendment to that plan as a termination under Section 4041(c) of ERISA or (iii) the institution of proceedings to terminate, or the appointment of a trustee to administer, that plan under Section 4042 of ERISA.

“Third Party Claim” has the meaning Section 10.5(a) specifies.

“Third Party Payor” includes any entity charged with paying claims or reimbursing the Agencies, branch offices, and/or the Business for home health care or hospice services, as appropriate, provided to Government Program or Private Program patients, including Government Program fiscal intermediaries and carriers or DMERCs and Private Program health insurance administrators or third party administrators.

“Threshold Amount” means $340,000.

“Trade Secrets” has the meaning Section 7.19(a) specifies.

“Transaction Document” means this Agreement and the other written agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transfer Taxes” has the meaning Section 9.6 specifies.

“Washington J/V Equity Interest” means the 50% membership interest owned by the Seller in Tri-Cities Home Health, LLC, a Delaware limited liability company that owns the Agency in the State of Washington operating under the name “Tri-Cities Home Health.”

“Welfare Plan” has the meaning Section 7.25(j) specifies.

“West Virginia Approvals” has the meaning Section 3.12(a) specifies.

“West Virginia Assets” consists of the assets relating to the two (2) Agencies operating under the names “Extend-A-Care Home Health” (including its three (3) branch offices) and “ServCare Home Health” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the West Virginia Assets to be sold to Amedisys West Virginia pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of these Agencies, including the Seller’s Medicare Provider Numbers 51-7054B and 51-7074A (and all rights under the Seller’s corresponding Medicare Provider Agreements) and the Seller’s Clinical Laboratory Improvement Amendments Certificates;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of these Agencies, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of these Agencies, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of these Agencies;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of these Agencies;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date) home healthcare patients and current (as of the related Closing Date) employees employed in the Business of these Agencies, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of these Agencies;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of these Agencies in West Virginia, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of these Agencies, and the telephone and fax numbers, domain names, and website addresses of these Agencies owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of these Agencies (regardless of whether the employee will be retained by Amedisys West Virginia after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of these Agencies, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(b).

“West Virginia Management Services Agreement” has the meaning Section 4.2(a)(xii) specifies.

“Wyoming Assets” consists of the assets relating to the two (2) Agencies operating under the names “Lander/Riverton Home Care of Fremont County” and “North Platte Home Health & Hospice” that are described in clauses (i) through (x) below and which are more specifically detailed in the Schedules to this Agreement; provided, however, that the Excluded Assets are specifically excluded from the Wyoming Assets to be sold to Amedisys Wyoming pursuant to this Agreement:

(i)	All licenses and permits, to the extent assignable, held by the Seller relating to the ownership, development and operations of the Business of these Agencies, including the Seller’s Medicare Provider Numbers 53-7041A, 53-1507A, 53-7044 and 53-1508 (and all rights under the Seller’s corresponding Medicare Provider Agreements) and the Seller’s Clinical Laboratory Improvement Amendments Certificates;

(ii)	All tangible personal property, including furniture, fixtures and equipment of the Seller used in connection with the Business of these Agencies, as further described on Schedule 7.18(a);

(iii)	All inventories used by the Seller in connection with the Business of these Agencies, including pharmaceuticals and supplies, in each case as further described on Schedule 7.23;

(iv)	To the extent assignable, all of the Seller’s rights in, to and under all contracts and agreements listed on Schedule 7.21 and all outstanding offers or solicitations made by or to the Seller to enter into any contract or agreement or modification thereto relating to the Business of these Agencies;

(v)	To the extent assignable, all of the Seller’s rights under non-competition agreements with current or former employees employed in the Business of these Agencies;

(vi)	Subject to compliance with applicable legal restrictions on disclosure, copies of all data and records related to the Seller’s current (as of the related Closing Date)

home healthcare patients and current (as of the related Closing Date) employees employed in the Business of these Agencies, including the health records of such employees;

(vii)	All records regarding the Seller’s referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, and promotional materials related to the Business of these Agencies;

(viii)	All of the intangible rights and property of the Seller used in the operation of the Business of these Agencies in Wyoming, all assignable Intellectual Property Assets, the good-will and going concern of the Seller in relation to the Business of these Agencies, and the telephone and fax numbers, domain names, and website addresses of these Agencies owned by the Seller (as listed on Schedule 1.1 hereto);

(ix)	Subject to compliance with applicable legal restrictions on disclosure, copies of all personnel records for each employee of the Seller who provided healthcare services to Straddle Episode patients of these Agencies (regardless of whether the employee will be retained by Amedisys Wyoming after the related Closing); and

(x)	Such other assets of the Seller, as mutually determined in writing by the Buyer Companies and the Seller, acting reasonably and in good faith, to be necessary for the direct operations of these Agencies, including the rights in and to the name “IntegriCare,” subject to the limited right to such name retained by Seller pursuant to Section 2.2(b).

Section 1.2 Other Defined Terms

Words and terms defined in other Sections of this Agreement shall have the meanings ascribed to them in such other Sections throughout this Agreement.

Section 1.3 Other Definitional Provisions

(a) Except as this Agreement otherwise specifies, all references herein to any Legal Requirement defined or referred to herein, including the Code, CERCLA, ERISA, HIPAA and RCRA, are references to that Legal Requirement or any successor Legal Requirement, as the same may have been amended or supplemented from time to time through the Closing Date related to the First Closing, and any rules or regulations promulgated thereunder.

(b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article,” “Section,” “Preamble,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Preamble, Schedules and Exhibits to, this Agreement unless it otherwise specifies.

(c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d) The word “including” (and, with correlative meaning, the word “include”) means “including without limitation” and shall not limit the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(e) The term “business day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Atlanta is closed.

(f) The phrase “to the knowledge of the Seller” or phrases with similar wording, when used in this Agreement to qualify any representation or warranty, means the Actual Knowledge of the Seller and the Constructive Knowledge of each of the Principal Stockholders and LaVonda Fox, Robert Wieger, Patricia Heggie and Janice Bivins.

(g) The language this Agreement uses will be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

(h) The phrase “the Buyer Companies” also means “each of the Buyer Companies.”

(i) The phrase “the Joint Ventures” also means “each of the Joint Ventures” or any one or more of them, as the context requires.

(j) All references to dollars in this Agreement shall mean U.S. dollars.

Section 1.4 Captions

This Agreement includes captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

ARTICLE II.

THE ASSETS; LIABILITIES

Section 2.1 Assets to be Sold

Upon the terms and subject to the conditions this Agreement sets forth, at the related Closing, (i) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Alaska, free and clear of any Liens other than Permitted Liens, and Amedisys Alaska shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Alaska Assets, (ii) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Colorado, free and clear of any Liens other than Permitted Liens, and Amedisys Colorado shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Colorado J/V Equity Interest, (iii) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Idaho, free and clear of any Liens other than Permitted Liens, and Amedisys Idaho shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Idaho J/V Equity Interests, (iv) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Kansas, free and clear of any Liens other than Permitted Liens, and Amedisys Kansas shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Kansas Assets, (v) the Seller shall sell, convey, assign, transfer and deliver to Amedisys New Hampshire, free and clear of any Liens other than Permitted Liens, and Amedisys New Hampshire shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the New Hampshire Assets and the New Hampshire J/V Equity Interest; (vi) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Oregon, free and clear of any Liens other than Permitted Liens, and Amedisys Oregon shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Oregon Assets; (vii) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Washington, free and clear of any Liens other than Permitted Liens, and Amedisys Washington shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Washington J/V Equity Interest, (viii) the Seller shall sell, convey, assign, transfer and deliver to Amedisys West Virginia, free and clear of any Liens other than Permitted Liens, and Amedisys West Virginia shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the West Virginia Assets, and (ix) the Seller shall sell, convey, assign, transfer and deliver to Amedisys Wyoming, free and clear of any Liens other than Permitted Liens, and Amedisys Wyoming shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Wyoming Assets.

Section 2.2 Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of the Seller after the related Closing:

(a) All assets of the Seller not part of the Business, including the jet aircraft owned by the Seller and all equipment related thereto, and all pre-paid expenses not associated with the Assets, including those described on Schedule 2.2;

(b) All claims of the Seller for refunds or credits from any Person, including refunds of Taxes and Tax credits and other governmental charges of whatever nature, related to any period prior to the related Closing;

(c) Seller’s leasehold interest in the office space for its corporate headquarters located at 9 South Cherry Street, Wallingford, Connecticut, and all furniture, fixtures and equipment of the Seller located therein;

(d) All cash and cash equivalents, deposits and funds held in escrow (other than escrows created pursuant to the terms of this Agreement);

(e) All claims of the Seller against third Persons, whether choate or inchoate, known or unknown, contingent or non-contingent, related to any period prior to the related Closing;

(f) All bank, brokerage and similar accounts and all lockboxes in the name of the Seller;

(g) All securities and investments held or owned by the Seller other than the J/V Equity Interests;

(h) The minute books, stock records and corporate seal of the Seller;

(i) All accounts receivable of the Seller, including all contractual settlements or other rights to payment for services rendered or property sold prior to the related Closing, or any other notes, accounts or other rights to receive payment from any Person arising prior to the related Closing;

(j) Capital Stock of or owned by the Seller other than the J/V Equity Interests;

(k) All insurance benefits relating to any period prior to the related Closing, including rights and proceeds arising from or relating to the Assets or the Assumed Liabilities;

(l) All rights of the Seller under the Transaction Documents;

(m) The Retained Liabilities;

(n) The Seller’s records relating to accounting, legal and personnel matters of the Business prior to the related Closing, as appropriate (but, subject to any applicable law or agreement regarding privacy or confidentiality, and to the confidentiality of the Seller’s communication with its legal counsel, the Seller shall provide copies thereof to the Buyer Companies, if reasonably required and requested);

(o) Information and software systems of the Agencies, including hardware and software applications, desktop computers, laptop computers, network servers, PDAs and all ancillary equipment associated therewith, including any information technology assets listed on Schedule 7.18(a), except for the access provided to the Buyer Companies under Section 9.10 hereof;

(p) All rights in connection with and assets of the Plans;

(q) The right to use the names and other identification information of the Agencies to collect all claims and receivables retained by the Seller under this Agreement;

(r) All supplies and other assets disposed of in the normal course of business prior to the related Closing;

(s) The limited right to use the name “IntegriCare” solely for the purpose of maintaining the existence of Seller in order to perform its obligations and enjoy its rights under this Agreement, and to wind down the affairs of the Seller.

Section 2.3 Liabilities

(a) Assumed Liabilities. At the related Closing, the Buyer Companies shall assume and agree to discharge those, and only those, obligations, liabilities and contractual commitments of the Seller accruing after the related Closing that are: (i) expressly listed on Schedule 2.3(a) to the extent a consent or approval of the assignment of which is required has been obtained at or prior to the related Closing; and (ii) Accrued Paid Time Off (as defined in Section 2.6) of employees of the Seller hired by the Buyer Companies at the related Closing (such obligations, liabilities and contractual commitments, the “Assumed Liabilities”). Notwithstanding the foregoing, the Buyer Companies may, within fourteen (14) days after August 2, 2007, notify the Seller of any additional contracts to be listed on Schedule 2.3(a) that they elect to assume, and Schedule 2.3(a) shall be revised accordingly; provided, however, with respect to the contracts that the Buyer Companies elect not to assume, they shall consult with the Seller within such fourteen (14) day period and advise the Seller of their reason(s) not to assume such contracts. Except for the Assumed Liabilities, the Buyer Companies do not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of the Seller existing on the related Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to the related Closing Date.

(b) Retained Liabilities. “Retained Liabilities” means all of the liabilities and obligations of the Seller, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities, including the following:

(i)	Any liabilities relating to claims arising from pre-Closing errors of omission or commission;

(ii)	Any liabilities of the Seller under Medicare and Medicaid programs, including cost report liabilities and adjustments, or other recoupments related to Partial Episode Payments (“PEPs”), M0175 recoveries, take-backs, withholds, Medicare Recoupment Claims, Health Care Liability Claims, etc.;

(iii)	Any liabilities relating to the long-term debt of the Seller (including the current portion thereof) or the secured and/or unpaid interest thereon;

(iv)	Lease obligations or debt related to vehicles leased or owned by the Seller;

(v)	Accounts payable and accruals of the Seller;

(vi)	Amounts due to restricted funds;

(vii)	Taxes owed by the Seller to Federal, state or local governments;

(viii)	Workers’ compensation liabilities;

(ix)	Environmental liabilities;

(x)	Malpractice liabilities for actions occurring prior to the related Closing;

(xi)	The Seller’s obligations under the lease for its corporate headquarters located in Wallingford, Connecticut;

(xii)	Any liability(s), obligation(s) or expense(s) related to the corporate overhead of the Agencies;

(xiii)	Any obligation to offer continuing employment, employment benefits or severance pay to the employees of the Seller not listed on Schedule 2.6;

(xiv)	Interest or charges imposed by third parties as a condition to obtaining their consent to transfer the Assets and/or that result from the sale of the Assets by the Seller; and

(xv)	Liability for acts relating to the Plans.

All of the Retained Liabilities shall remain obligations of the Seller and shall not be or become obligations of the Buyer Companies or any of their respective Affiliates. The Seller agrees to pay and satisfy all the Retained Liabilities. The Seller recognizes that it is responsible, and that the Buyer Companies are not responsible, for terminating all insurance policies relating to the Business, as appropriate, and for payment of all claims and costs for pre-Closing periods.

Section 2.4 Consents

If there are any Material consents that have not been obtained (or otherwise are not in full force and effect) at the time of the related Closing, then, notwithstanding Sections 2.1 and 2.5 hereof, neither this Agreement nor the Bill of Sale shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the contracts, agreements or Permits as to which such Material consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”). Following the related Closing, the Parties shall use reasonable efforts (which efforts shall not include the payment of any consideration by the Seller except as set forth on Schedule 2.4), for a reasonable period, and cooperate with each other, to attempt to obtain the Material consents relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the one or more of the Buyer Companies (as appropriate) the benefits and burdens of use of each Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of one or more the Buyer Companies (as appropriate) of any and all rights of the Seller against a third Person thereunder. If and when a Material consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, the Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to one or more of the Buyer Companies, and such company(ies), as appropriate, shall assume the obligations under the Restricted Material Contract assigned to it/them from and after the date of assignment to it/them pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale (which special-purpose agreement the parties shall prepare, execute and deliver at the time of such transfer).

Section 2.5 Certain Agreements

The Buyer Companies will have the benefit, to the extent provided below, of all contractual provisions (including those in agreements that are Retained Liabilities of the Seller) under which any Person is obligated to the Seller (i) not to disclose confidential or other information about the Business or the Assets, or (ii) not to compete with the Business or to solicit any customers or employees of the Seller. The Seller hereby confirms that it will assign, to the extent permitted, the benefit of all such provisions to one or more of the Buyer Companies (as appropriate). If any such assignment is impermissible for any reason or cannot be enforced by one or more of the Buyer Companies (as appropriate), the Seller will, at the Buyer Companies’ request and, except as otherwise provided in Article X, at one or more of the Buyer Companies’ (as appropriate) expense, take all reasonable action requested by it/them to enforce any such contractual provision (to the extent it remains enforceable notwithstanding the related Closing) and to preserve it/their enjoyment of the benefits thereof. Nothing herein shall be construed to mean that the Buyer Companies assume or are obligated to discharge any Retained Liabilities under any agreement containing any such provision or containing any other provision whose benefits the Seller has assigned to one or more of the Buyer Companies (as appropriate).

Section 2.6 Employment of Seller’s Employees

(a) Subject to Section 2.6(b) with respect to Amedisys Oregon, the Buyer Companies, other than Amedisys Oregon, shall offer employment, on an at will basis, to substantially all of the Seller’s employees as of the Closing applicable to the Assets of the Agencies at which such Employees are employed or have responsibility (other than those employed at the Seller’s corporate office, those who have been excluded from participation under any Government Program, and those who have a disqualifying criminal conviction under the Amedisys, Inc. Employee Background Check Policy). The Buyer Companies shall recognize, and grant to each hired employee, such employee’s rights to receive from the Seller paid time off for vacation, holidays and personal days that have accrued as of the related Closing Date (the “Accrued Paid Time Off”). The Seller shall provide the Buyer Companies with true, complete and accurate schedules showing the Accrued Paid Time Off of such employees as soon as practicable after the related Closing. Schedule 2.6 (to be updated as of the related Closing Date) lists the names of all employees of (i) the Seller that Amedisys Alaska will offer employment to effective as of the related Closing Date, (ii) the Seller that Amedisys Kansas will offer employment to effective as of the related Closing Date, (iii) the Seller that Amedisys New Hampshire will offer employment to effective as of the related Closing Date, (iv) the Seller that Amedisys Oregon, subject to Section 2.6(b), will offer employment to effective as of the related Closing Date, (v) the Seller that Amedisys West Virginia will offer employment to effective as of the related Closing Date, and (vi) the Seller that Amedisys Wyoming will offer employment to effective as of the related Closing Date. Should a criminal background check regarding any employee of the Seller offered employment with any of the Buyer Companies effective as of the related Closing Date (regardless of whether such background check is conducted before or after the related Closing Date) indicate that he or she has been excluded from participation under any Government Program or has a disqualifying criminal conviction under the Amedisys, Inc. Employee Background Check Policy, notwithstanding the foregoing, the respective Buyer Companies, in their sole discretion, shall have the option to (i) not employ such employee, (ii) not offer such employee employment or (iii) terminate the employment of such employee, as circumstances may dictate and, in each case without owing any severance or other obligations to such employee, except (A) for the payment to the employee or the Seller of any Estimated Accrued Paid Time Off for which the Buyer Companies received credit under Section 3.4, and (B) as otherwise may be provided by law. The Buyer Companies agree not to terminate the employment of any such employee without cause during the sixty (60) day period following the related Closing to the extent such discharge without cause would trigger the notice requirements under the federal WARN Act. No action or inaction of the Buyer Companies under the preceding sentence shall impose any obligation or liability on the Seller, except as may exist under Seller’s personnel policies.

(b) Amedisys Oregon shall offer employment to a substantial number of the Seller’s employees at the Portland, Oregon Agency operating under the name “Community Homecare Northwest” other than those individuals who have been excluded from participation under any Government Program; who have a qualifying criminal conviction, under the Amedisys, Inc. Employee Background Check Policy; who fail to meet Amedisys Oregon’s minimum job expectations and/or those who are not offered employment for legitimate business and/or operational reasons. Amedisys Oregon shall retain the right to establish its own initial terms and conditions of employment at this Agency. Amedisys Oregon shall provide to any of the Seller’s former employees at this Agency who are offered and accept employment with Amedisys Oregon any Accrued Paid Time Off that was accrued with the Seller as of the related Closing Date. If Amedisys Oregon exercises its discretion and does not hire a substantial number of the Seller’s employees at this Agency, and if federal WARN Act liability therefor attaches, then the Buyer Companies will be responsible for such liability.

ARTICLE III.

CONSIDERATION; PAYMENT; ADJUSTMENT

Section 3.1 Purchase Price

The purchase price (the “Purchase Price”) for the Assets shall be Sixty-Eight Million Dollars ($68,000,000.00) adjusted for (a) at the First Closing, the Working Capital/Indebtedness Adjustment of the Joint Ventures as provided in Section 3.9 and (b) at the related Closing, any payments for Straddle Episodes and Estimated Accrued Paid Time Off that Sections 3.3 and 3.4 require. The Buyer Companies shall pay the Purchase Price as described in Section 3.2 below. In the event there will be more than one Closing, the Purchase Price shall be allocated as provided in Section 3.12.

Section 3.2 Payment of the Purchase Price

At the First Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 11.1 and 11.2 below and subject further to the allocation of the Purchase Price as provided in Section 3.12 in the event there will be a Subsequent Closing:

(a) An amount equal to Fifty-Six Million Dollars ($56,000,000.00), subject to adjustment for the Estimated Accrued Paid Time Off as provided in Section 3.4 and the Working Capital/Indebtedness adjustment as provided in Section 3.9(b) (the “Closing Payment” and, if there will be more than one Closing, each a “Closing Payment”) shall be paid to the Seller via bank wire transfer in accordance with the transfer instructions listed on Schedule 3.2(a). The Closing Payment at the First Closing shall be subject to adjustment after the First Closing as provided in Section 3.9(c), (d) and (e).

(b) The balance of the Purchase Price shall be evidenced by a promissory note made by the Buyer Companies in the principal amount of Twelve Million Dollars ($12,000,000.00) payable to the Seller in six (6) equal, consecutive semi-annual installment payments of principal of Two Million Dollars ($2,000,000.00) each, the first installment to be due and payable on the date which is six (6) months after the related Closing Date and the five (5) subsequent installments to be due and payable on the date which is six (6) months immediately after the prior installment (the “Promissory Note” and, if there will be more than one Closing, each a “Promissory Note”). The Promissory Note(s) shall bear interest, payable semi-annually, at a fixed annual rate equal to the two (2) year U.S. Treasury Note rate (as reported in The Wall Street Journal as of the Closing Date of the First Closing) plus two (2) percent and shall be in the form of Schedule 3.2(b)-1. The Buyer Companies shall have offset rights against payments due under the Promissory Note(s) (the “Post Closing Payments”) as and to the extent provided in Section 3.4(b), Section 3.7, Section 3.8, Section 3.9 and Article X of this Agreement and Section 19 of the A/R Collection Agreement.

(c) Payments becoming due with respect to Straddle Episodes and the Actual Accrued Paid Time Off will be made as Sections 3.3 and 3.4 require.

Section 3.3 Treatment of Straddle Episodes

(a) Medicare episodes of care in which the Seller’s services have not been completed as of the related Closing Date (“Straddle Episodes”) shall be handled in accordance with this Section 3.3.

(b) Following the related Closing, the Buyer Companies shall provide a written report (each, a “Straddle Episode Report”) to the Seller on a monthly basis with respect to all Straddle Episodes, (i) commencing with the first full calendar month that follows the date that CMS/the appropriate fiscal intermediary has implemented for each provider number comprising a part of the Assets (purchased and sold at the related Closing) the ability to electronically transfer to a bank account controlled by Amedisys, Inc. or one of its Affiliates amounts billed to CMS by the Buyer Companies (the “EFT Date”) and (ii) continuing for each calendar month thereafter until all Straddle Episodes have been fully reimbursed. Each Straddle Episode Report shall be delivered to the Seller within sixty (60) days following the end of the period covered by such report. Each Straddle Episode Report shall identify: (i) each Straddle Episode that is completed during the period, identifying that Straddle Episode by the case or file number and the nature of the treatment involved; (ii) the date the Straddle Episode began (“Start Date”) and the date it ended (“End Date”); (iii) the total revenues received through the end of the period covered by such report with respect to each Straddle Episode that is covered by such report (inclusive of the RAP Payments and the final payment); and (iv) the total revenues received through the end of the period covered by such report with respect to each Straddle Episode that was covered by a prior report. Each Straddle Episode Report shall additionally show the calculation of the amount due to the Seller with respect to such report. That calculation is made by taking the amount of revenues shown on such Straddle Episode Report with respect to each Straddle Episode for which revenues are shown, multiplying that amount by a fraction, the numerator of which is the number of days from the Start Date through and including the related Closing Date and the denominator of which is the number of days from the Start Date through and including the End Date, and then aggregating the amounts thus calculated for all Straddle Episodes for which revenues are shown on such Straddle Episode Report. Payment for the net amount due to the Seller, if any, for all such Straddle Episodes shall be made to and in the name of the Seller within ten (10) days after agreement is reached by the Parties as to the related report and shall reference the name of the Agency that serviced the Straddle Episode patient in question, which payment shall fully discharge the obligation of such Buyer Company to the Seller with respect thereto. If, as a result of the calculations contemplated by this Section 3.3, it is discovered that the Seller is indebted to the Buyer Companies in connection with such Straddle Episodes, the Seller shall have ten (10) business days from the date that agreement is reached by the Parties as to the related report to remit any amount so owed to the Buyer Companies.

(c) The Seller shall have the right, subject to all privacy requirements applicable to the Buyer Companies, to audit each Straddle Episode Report submitted to it by the Buyer Companies at the Seller’s sole cost and expense, provided that no such audit of a Straddle Episode Report may be made more than 12 months following the last day covered by such report. On or prior to the 30th day following the day that the Seller commences an audit of a particular Straddle Episode Report, the Seller may give the Buyer Companies a written notice stating in reasonable detail the Seller’s objections (an “Objection Notice”) to such report. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. If the Seller does not give the Buyer an Objection Notice for a particular Straddle Episode Report within the 30-day period described above, then the calculations set forth in such report shall be conclusive and binding upon the Parties.

(d) Following the Buyer Companies’ receipt of any Objection Notice, the Seller and the Buyer Companies shall attempt to negotiate in good faith to resolve such dispute. If they fail to agree on any of the proposed adjustments set forth in the Objection Notice within thirty (30) days after the Buyer Companies receive the Objection Notice, the Seller and the Buyer Companies respectively agree that Simone Consultants, or another mutually acceptable firm of independent accountants of nationally recognized standing (the “Independent Auditors”), shall, within the 30-day period immediately following such failure to agree, make the final determination of the Straddle Episode payment amount in question in accordance with the terms of this Agreement. The Buyer Companies and the Seller each shall provide the Independent Auditors with their respective determinations of the appropriate payment amount for the Straddle Episode in question. The Independent Auditors shall make an independent determination of the payment amount for such Straddle Episode that shall be final and binding on the Seller and the Buyer Companies if such independent determination shall be within the range proposed by the Buyer Companies and the Seller. If the Independent Auditors’ determination of the payment amount is outside of the range proposed by the Seller and the Buyer Companies, then the Party whose payment amount was closer to that of the Independent Auditors shall be final and binding on the Seller and the Buyer Companies. The fees, costs and expenses of the Independent Auditors shall be split equally between the Buyer Companies, on the one hand, and the Seller, on the other, except that if the Independent Auditors’ determination of the payment amount is outside of the range proposed by the Seller and the Buyer Companies, then such fees, costs and expenses will be paid by the Party whose payment amount was different by the greater amount from that of the Independent Auditors.

(e) The Threshold Amount shall not be applicable to the provisions of this Section 3.3.

Section 3.4 Accrued Paid Time Off

(a) The portion of the Purchase Price payable pursuant to Section 3.2(a) shall be decreased by an amount equal to the estimated amount of the collective liabilities of the Seller related to the Accrued Paid Time Off of employees of the Seller who will become employed by one of the Buyer Companies at the related Closing (“Estimated Accrued Paid Time Off”). Schedule 3.4(a) contains an estimate of the amount of the Estimated Accrued Paid Time off as of the Closing Date of the First Closing, which estimate shall be updated in writing by the Seller, as approved by the Buyer Companies, as of the related Closing Date.

(b) On or before the date that is forty-five (45) days after the related Closing Date, (i) the Seller and the Buyer Companies shall jointly determine the actual amount of the Accrued Paid Time Off of the employees of the Seller who became employed by one of the Buyer Companies at the related Closing (“Actual Accrued Paid Time Off”), and (ii) either (A) the Buyer Companies shall within ten (10) business days pay the Seller in immediately available funds the amount by which the Estimated Accrued Paid Time Off exceeds the Actual Accrued Paid Time Off or (B) the Seller shall within ten (10) business days pay the Buyer Companies in immediately available funds the amount by which the Actual Accrued Paid Time Off exceeds the Estimated Accrued Paid Time Off provided, however, that if the Seller shall fail to make such payment, the Buyer may on notice to the Seller offset the same against payments due under the Promissory Note.

(c) The Threshold Amount shall not be applicable to the provisions of this Section 3.4.

Section 3.5 Misdirected Payments

(a) Except as provided herein, (i) if the Seller receives any amounts from any Medicare or Medicaid program, current or former patient, or Third-Party Payor that relate to services rendered by the Buyer Companies after the related Closing Date or by any of the Joint Ventures or (ii) if the Buyer Companies receive any amounts from any Medicare or Medicaid program, current or former patient, or Third-Party Payor that relate to services rendered by the Seller prior to the related Closing Date (any such payment described in clauses (i) and (ii) above, a “Misdirected Payment”), then the Party receiving that payment shall, within fifteen (15) business days of the last day of the month in which the Misdirected Payment was received by such Party, remit such full amount to the other Party. In the event that it is not possible, using commercially reasonable efforts, to identify the particular service period associated with any such Misdirected Payment, payment shall be applied to the oldest unpaid invoice.

(b) The Threshold Amount shall not be applicable to the provisions of this Section 3.5.

Section 3.6 Total Consideration

The payments to be made pursuant to Section 3.2 and the liabilities assumed pursuant to Section 2.3(a) shall constitute all of the consideration to be paid by the Buyer Companies in connection with the purchase of the Assets purchased and sold at the related Closing as contemplated by this Agreement. The Seller hereby acknowledges that the consideration stated herein is adequate for the transfer of the Assets purchased and sold at the related Closing. The Seller further agrees that it will not raise as a defense to this Agreement the allegation of lack of consideration after the Buyer Companies have paid the same.

Within ninety (90) days after the related Closing Date, the Buyer Companies shall propose to the Seller an allocation of the total consideration among the Assets and the covenants not to compete granted to the Buyer Companies and Amedisys, Inc. in the Non-Competition

Agreement. The Buyer Companies and the Seller shall then attempt in good faith to agree upon such allocation and, if such agreement is reached, they shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby (to the extent required by applicable law) in a manner consistent with such allocation, and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise.

Section 3.7 Proration

(a) On or before the date that is ninety (90) days after the related Closing Date, the Seller, on the one hand, and the Buyer Companies, on the other hand, shall use commercially reasonable efforts to prorate any amounts which were paid prior to the related Closing Date or will become due and payable after the related Closing Date with respect to (i) contracts and agreements comprising part of the Assets, as disclosed on Schedule 2.3(a), (ii) property taxes on the Assets purchased and sold at the related Closing, (iii) ad valorem taxes, if any, on the Assets purchased and sold at the related Closing, (iv) all utilities servicing any of the Agencies, including water, sewer, telephone, electricity, and gas services, all other charges for which the related Assets were purchased and sold at the related Closing and (v) fees customarily prorated and adjusted in similar transactions. The Seller shall be liable for pre-Closing Date prorated amounts due, and the Buyer Companies shall be liable for post-Closing Date prorated amounts due, pursuant to items (i) through (v) above. All such amounts shall be paid within ten (10) business days of agreement on the same provided, however, that if any such amounts owed by the Seller shall not be so paid, then the Buyer Companies may, at their election, on notice to the Seller offset the same against payments due under the Promissory Note.

(b) The Threshold Amount shall not be applicable to the provisions of this Section 3.7.

Section 3.8 Right of Offset

(a) If the Buyer Companies incur any Damages (including Damages to any Joint Venture) consisting of cash actually paid by or withheld from any of the Buyer Companies or the Joint Ventures arising solely from pre-Closing operation of the Agencies for which the related Assets were purchased and sold at the related Closing and relating to (i) cost-report adjustments or withholds, (ii) Medicare recoupments or withholds for PEPs or M0175 recoveries, or (iii) any other withhold or take-back of money by any payor (including without limitation Medicare fiscal intermediaries), the Buyer Companies shall promptly notify the Seller in writing and provide evidence and documentation to the Seller regarding the amount of such Damages.

(b) The Seller shall have twenty (20) business days from the receipt of such notice in which to contest in good faith whether all or any portion of such cash has actually been paid or withheld from any of the Buyer Companies or the Joint Ventures (but not whether such payment or withholding was justified or appropriate). The amount of such cash that is not so contested in good faith by the Seller prior to the expiration of such twenty (20) day period shall be, at the election of the Buyer Companies, offset against any unpaid amounts due under the Promissory Note(s) and, in the event amounts due and payable to the Buyer Companies for such cash are not satisfied by amounts due and payable to the Seller under the Promissory Note(s), then the Buyer

Companies shall be entitled to a contractual claim for indemnification pursuant to Article X of this Agreement. Notwithstanding the foregoing, with respect to such cash actually paid by or withheld from any Joint Venture, the amount thereof for which the Seller shall be liable under this Section 3.8 shall be limited to such amount multiplied times the related J/V Equity Interest. The amount of such Damages timely contested in good faith by the Seller shall, when the next payments are due under the Promissory Note(s), be paid into escrow under Section 3.8(e) to the extent of the unpaid balance of principal and interest under the Promissory Note(s), and shall be held, invested and disbursed pursuant to the terms of the Escrow Agreement. Should a Post Closing Payment be due during any twenty (20) business day period in which the Seller is entitled to contest in good faith all or any portion of the cash amount actually paid by or withheld from any of the Buyer Companies, the Buyer Companies may defer payment of a portion of the Post Closing Payment up to and including such cash amount until the Seller has provided a notice of contest or until the expiration of the twenty (20) business day period if no notice is provided by the Seller, and may thereafter exercise its right of offset to the extent such amount is not so contested by the Seller with respect to the payment deferred. The deferred payment shall not bear interest if the Seller does not exercise its right to contest. Notwithstanding the foregoing, amounts due under clauses (i) and (iii) of Section 3.8(a) that do not constitute Medicare Recoupment Claims shall be subject to offset only to the extent that such amounts together with all other claims for indemnification by the Buyer Companies under Article X that do not constitute Medicare Recoupment Claims, exceed the Threshold Amount.

(c) In the event any Buyer Company or any Joint Venture receives notice regarding a potential future withhold, recoupment or other take-back of money from such Buyer Company or Joint Venture, in each case arising solely from pre-Closing operations of the Agencies for which the related Assets were purchased and sold at the related Closing, then the Buyer Companies shall have the right to identify, after discussion with the Seller, a reasonable estimate of the potential Damages associated therewith and to place such amount into escrow under Section 3.8(e) to the extent of amounts otherwise due and payable under the Promissory Note(s). Notwithstanding the foregoing, such amounts estimated to be due shall be subject to the Threshold Amount except to the extent they constitute Medicare Recoupment Claims. Once such a determination is made, the Buyer Companies shall promptly notify the Seller in writing and provide evidence and documentation to the Seller regarding the amount of the potential Damages with respect to any amounts so escrowed. If the Buyer Companies do not incur any Damages with respect to any amounts so escrowed, such escrowed amounts (plus the earnings thereon while escrowed) shall be paid to the Seller. If the Buyer Companies incur any Damages with respect to any amounts so escrowed, the Buyer Companies shall provide documentation to the Seller of the Damages and shall be paid such Damages from the amounts escrowed therefor to the extent thereof (plus the earnings thereon while escrowed), any excess to be paid to Seller, all pursuant to the terms of the Escrow Agreement. In the event the Damages associated therewith are not satisfied by the funds so escrowed (excluding the earnings thereon while escrowed), then the Buyer Companies shall be entitled, at their election, to offset the amount thereof against unpaid amounts due under the Promissory Note(s) or to a contractual claim for indemnification pursuant to Article X of this Agreement.

(d) Anything in this Section 3.8 to the contrary notwithstanding, the Buyer Companies shall give prompt notice to the Seller of any proposed or actual withhold, recoupment or other take-back of money by any payor under this Section 3.8 and the Seller shall retain the full right to contest, appeal or otherwise defend against the same at its sole expense. The Buyer Companies shall fully cooperate in good faith with the Seller in connection with any such defense, including the prompt provision to the Seller of copies or originals of all correspondence, documentation or other information received from the payor in connection with the matter and shall be reimbursed by the Seller for all out-of-pocket costs and expenses and the actual, direct cost of employee labor time (based on the base salary of each applicable employee) it incurs in connection therewith. The Seller shall keep the Buyer Companies fully informed on a current basis with respect to any such contest, appeal or defense. In the event the Seller is successful in any such defense, the Buyer Companies shall promptly remit to the Seller any payments received by any of them in respect of any amounts paid by the Seller to the Buyer Companies, offset by the Buyer Companies pursuant to Section 3.8(b), or received by the Buyer Companies from the escrow account or from the Seller under Section 3.8(c), in each case less any amount paid by the Buyer Companies into escrow pursuant to the provisions of this Section 3.8.

(e) The Seller and the Buyer Companies agree to appoint JPMorgan Chase, N.A. to act as escrow agent (the “Escrow Agent”) under the Escrow Agreement with respect to disputed sums to be paid in escrow that are otherwise payable under the Promissory Note. Such sums (plus earnings thereon while escrowed) shall be paid to the benefited party by the Escrow Agent upon the joint instruction of the Seller and the Buyer Companies or the order of a court of competent jurisdiction, all as more fully set forth in the Escrow Agreement to be entered by the Parties and the Escrow Agent, in the form which is attached hereto as Schedule 3.8(e) (the “Escrow Agreement”).

Section 3.9 Working Capital/Indebtedness Adjustment of the Joint Ventures

(a) The First Closing Estimates. At least three (3) business days prior to the Closing Date of the First Closing, the Seller shall (i) deliver to the Buyer Companies an estimated balance sheet of each of the Joint Ventures (each, a “Closing Balance Sheet”) as of the Closing Date of the First Closing, and (ii) deliver to the Buyer Companies a statement (based on the Closing Balance Sheet) (each, an “Estimated Closing Statement”) which shall set forth written estimates of the following for each of the Joint Ventures: (A) all Indebtedness for borrowed money, including capitalized leases but excluding the Excluded Indebtedness and any amounts included in the computation of Working Capital, as of the opening of business on the Closing Date of the First Closing of the Joint Venture multiplied by the J/V Equity Interest in the Joint Venture (expressed as a percentage) (the “Estimated Indebtedness”), and (B) the Working Capital of the Joint Venture multiplied by the J/V Equity Interest in the Joint Venture (expressed as a percentage) (the “Estimated Working Capital”). For purposes hereof, “Working Capital” shall mean, as of such date, the following computed in accordance with GAAP: the amount equal to (x) cash and cash equivalents, accounts and notes receivable, marketable securities, inventory, deposits and prepaid expenses less (y) current Indebtedness and accounts payable of the Joint Venture.

(b) The Estimated Adjustment to the Purchase Price at the First Closing. In the event the aggregate of the Estimated Working Capital of all of the Joint Ventures as reflected on the Estimated Closing Statements is a positive amount, the Purchase Price at the First Closing shall be increased by such positive amount. In the event the aggregate of the Estimated Working Capital of all of the Joint Ventures as reflected on the Estimated Closing Statements is a negative amount, the Purchase Price at the First Closing shall be decreased by such negative amount. In the event the Estimated Indebtedness of any Joint Venture as reflected on the Estimated Closing Statement exceeds zero, the Purchase Price at the First Closing shall be decreased by the amount thereof. The adjustments to the Purchase Price pursuant to this Section 3.9(b) (the “Estimated Purchase Price Adjustment”) are subject to final adjustment as provided in Section 3.9(c) and (d) hereof.

(c) The Final Closing Balance Sheet and Closing Statement. Within one-hundred twenty (120) days after the First Closing (i) the Buyer Companies shall prepare and deliver to the Seller a draft balance sheet of each of the Joint Ventures as of the Closing Date of the First Closing prepared in accordance with GAAP and based on the information available to the Buyer Companies as of ninety (90) days after the First Closing (each, a “Final Closing Balance Sheet”), and (ii) the Buyer Companies shall prepare and deliver to the Seller a statement (based on the Final Closing Balance Sheet) (the “Closing Statement”) setting forth the following for each of the Joint Ventures: (A) all the actual Indebtedness for borrowed money, including capitalized leases, but excluding the Excluded Indebtedness and any amounts included in the computation of Working Capital, as of the opening of business on the Closing Date of the First Closing multiplied by the J/V Equity Interest in the Joint Venture (expressed as a percentage) (the “Actual Indebtedness”), and (B) the actual Working Capital multiplied by the J/V Equity Interest in the Joint Venture (expressed as a percentage) (the “Actual Working Capital”). The Seller may, within the forty-five (45) day period following the Buyer Companies’ delivery of the Final Closing Balance Sheet and the Closing Statement for each Joint Venture, tender a written notice to the Buyer Companies (the “Dispute Notice”) setting forth the Seller’s dispute with any items contained in such Final Closing Balance Sheet or Closing Statement (each such item, an “Item of Dispute”), outlining in reasonable detail the basis for the Seller’s disagreement, and setting forth the Seller’s calculation of Actual Indebtedness and Actual Working Capital. Within such forty-five (45) day period the Seller may also notify the Buyer Companies, or the Buyer Companies may notify the Seller (in either case, a “Recalculation Notice”), that it or they have determined that the Working Capital of one or more of the Joint Ventures cannot then be determined with reasonable accuracy because of the amount of the accounts receivable of such Joint Venture or Joint Ventures that then remain outstanding, whereupon another Final Closing Balance Sheet and another Closing Statement shall be prepared by the Buyer Companies within two hundred ten (210) days after the First Closing based on information available to the Buyer Companies one hundred eighty (180) days after the First Closing and the procedures of this Section 3.9(b), including the Seller’s right within forty-five (45) days to deliver a Dispute Notice, shall again apply. If the Seller does not deliver a Dispute Notice to the Buyer Companies within the first such forty-five (45) day period or, if a Recalculation Notice is delivered, within the second such period, then the Closing Statement last delivered shall be conclusive and binding upon the Buyer Companies and the Seller. If the Seller delivers a Dispute Notice to the Buyer Companies within such forty-five (45) day period, the Buyer Companies and the Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement and the Final Closing Balance Sheet shall be modified if necessary to reflect such resolution. If any Item of Dispute remains unresolved after thirty (30) business days from the Buyer Companies’ receipt of the Dispute Notice, either the Buyer Companies or the Seller may retain Simone Consultants, or such other firm of independent accountants of national or regional recognition agreed upon by the Buyer Companies and the Seller (the “Accounting Firm”), to resolve such remaining Items of Dispute. The Buyer

Companies and the Seller agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. The Buyer Companies and the Seller shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within thirty (30) days of its retention, and the Buyer Companies and the Seller shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing, shall be within the range of the amount contested by the Buyer Companies and the Seller, shall conform with this Section 3.9 and shall be conclusive and binding upon the Buyer Companies and the Seller, shall be deemed a final arbitration award that is binding on each of the Parties hereto, and no Party shall seek further recourse to courts or other tribunals, other than for enforcement thereof. The Closing Statement and Final Closing Balance Sheet shall be modified if necessary to reflect such determination. The Accounting Firm shall allocate its costs and expenses between the Buyer Companies, on the one hand, and the Seller, on the other hand, based upon such Party’s Allocation Percentage determined pursuant to Section 3.9(f). In acting under this Agreement, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(d) The Final Adjustment to the Purchase Price.

(i) The final adjustment to the Purchase Price shall be determined on the following date: (A) if a Dispute Notice is not tendered by the Seller within forty-five (45) days following delivery of the Final Closing Balance Sheet and the Closing Statement, the first business day following the end of such forty-five (45) day period, or (B) if a Dispute Notice is properly tendered by the Seller, the first business day following the final resolution pursuant to Section 3.9(c) of all Items of Dispute specified in such Dispute Notice.

(ii) The final adjustment to the Purchase Price pursuant to this Section 3.9 shall be an amount equal to the $68,000,000 (subject to the allocation as provided in Section 3.12 in the event there will be more than one Closing) plus (A) the aggregate of the Actual Working Capital of each of the Joint Ventures as set forth in the Closing Statements if such amount is positive, minus (B) the aggregate of the Actual Working Capital of each of the Joint Ventures as set forth in the Closing Statements if such amount is negative, and minus (C) the amount by which the Actual Indebtedness of any Joint Venture as set forth in the related Closing Statement exceeds zero (the adjustments to the Purchase Price pursuant to this Section 3.9(d)(ii), the “Final Purchase Price Adjustment”).

(e) The Post-Closing Adjustment Payment.

(i) Payment by the Buyer Companies. If the Final Purchase Price Adjustment results in a Purchase Price greater than that resulting from the Estimated Purchase Price Adjustment, the Buyer Companies shall, within five (5) business days after the date the Final Purchase Price Adjustment is determined under Section 3.9, deliver to the Seller a wire transfer of immediately available funds in an amount equal to such excess amount.

(ii) Payment by the Seller. If the Final Purchase Price Adjustment results in a Purchase Price less than that resulting from the Estimated Purchase Price Adjustment, the Seller shall within five (5) business days after the date the Final Purchase Price Adjustment is determined under Section 3.9, deliver to the Buyer Companies a wire transfer of immediately available funds in an amount equal to such deficiency amount.

(f) Allocation of Payment to Accounting Firm. The term “Allocation Percentage” means, with respect to either the Seller or the Buyer Companies, the percentage figure that expresses the ratio between such Party’s Difference and the Spread, where:

(i) the “Spread” equals the positive difference between (A) the Final Purchase Price Adjustment, if it were calculated using the Actual Working Capital and the Actual Indebtedness calculated by the Seller as set forth in the relevant Dispute Notice (the “Seller Purchase Price Calculation”), and (B) the Final Purchase Price Adjustment, if it were calculated using the Actual Working Capital and the Actual Indebtedness calculated by the Buyer Companies as set forth in the relevant Closing Statement (the “Buyer Purchase Price Calculation”); and

(ii) the “Difference” with respect to either the Seller, on the one hand, or the Buyer Companies, on the other hand, equals the positive difference between (A) the Final Purchase Price Adjustment as calculated based on the Actual Working Capital and the Actual Indebtedness as set forth in the Closing Statement as modified pursuant to the Accounting Firm’s determination and (B) the Seller Purchase Price Calculation or the Buyer Purchase Price Calculation, as the case may be.

(g) The Threshold Amount shall not be applicable to the provisions of this Section 3.9.

Section 3.10 Amedisys Guaranty Agreement

Amedisys, Inc., the Buyer Companies’ ultimate parent entity, hereby guaranties the full and prompt performance of all obligations of the Buyer Companies hereunder (including payment of the Promissory Note(s)) and will at the First Closing enter into the guaranty agreement in the form attached hereto as Schedule 3.10 (the “Amedisys Guaranty Agreement”) to more fully set forth the terms of its guaranty.

Section 3.11 Stockholder Guaranty Agreement

The Seller will cause the Principal Stockholders to enter into the guaranty agreement in the form attached hereto as Schedule 3.11 (the “Stockholder Guaranty Agreement”) and the Non-Competition Agreement at the First Closing.

Section 3.12 Subsequent Closings.

(a) In the event the approvals required under the laws of the State of West Virginia (the “West Virginia Approvals”) are not obtained by the Closing Date of the First Closing, the First Closing shall occur upon satisfaction or waiver of the conditions set forth in Sections 11.1 and 11.2 but the West Virginia Assets shall be excluded therefrom and the Seller and Amedisys West Virginia shall enter into the West Virginia Management Services Agreement. The sale of the West Virginia Assets shall occur at a Subsequent Closing promptly after the West Virginia

Approvals have been obtained. The Purchase Price of all the Assets, other than the West Virginia Assets, at the First Closing shall be $56 million and the Purchase Price of the West Virginia Assets, which shall be excluded from the Purchase Price payable at the First Closing and shall be payable at the Subsequent Closing, shall be $12 million (each to be allocated between cash and a Promissory Note in the same proportion as the Purchase Price of $68 million has been allocated $56 million to cash and $12 million to a Promissory Note), in each case subject to the adjustments as provided in Section 3.1.

(b) In the event the conditional deficiencies at the Community Homecare Northwest Agency (Medicare Provider Number 38-7003)(the “Portland Agency”) cited in the July 24, 2007, letter from the Oregon Department of Human Services Public Health Division (the “Oregon Regulator”) are not fully corrected to the satisfaction of the Oregon Regulator as confirmed in writing by it (the “Regulator’s Written Confirmation”) prior to the First Closing, the First Closing shall occur upon satisfaction or waiver of the conditions set forth in Sections 11.1 and 11.2 but the Assets of the Portland Agency shall be excluded therefrom. The sale of the Portland Agency’s Assets shall occur at a Subsequent Closing promptly after receipt of the Oregon Regulator’s Written Confirmation. The Purchase Price of the Portland Agency’s Assets, which shall be excluded from the Purchase Price payable at the First Closing and shall be payable at the Subsequent Closing, shall be $6.8 million (each to be allocated between cash and a Promissory Note in the same proportion as the Purchase Price of $68 million has been allocated $56 million to cash and $12 million to a Promissory Note), in each case subject to the adjustments as provided in Section 3.1. Amedisys, Inc., shall make Vonnie Fox, Jan Bivins and Marilyn Tatro reasonably available to the Seller for purposes of assisting the Portland Agency during the period following the First Closing through the Subsequent Closing while they are employed by Amedisys, Inc. or one of its Affiliates.

ARTICLE IV.

THE CLOSING(S)

Section 4.1 Time and Place

(a) The consummation of the purchase and sale for which this Agreement provides (the “Asset Sale”) shall take place at one or more closings (each, a “Closing”) at the headquarters of Amedisys, Inc., 5959 S. Sherwood Forest Boulevard, Baton Rouge, LA 70816, commencing at 10:00 a.m., Baton Rouge, Louisiana local time, on the related Closing Date.

(b) At the initial Closing (the “First Closing”), the purchase and sale of all of the Assets shall be consummated if the West Virginia Approvals and the Oregon Regulator’s Written Confirmation have been obtained by the Closing Date of the First Closing; provided, however, if the West Virginia Approvals have not been obtained by the Closing Date of the First Closing, the purchase and sale of the West Virginia Assets shall be excluded from the First Closing and the purchase and sale thereof shall be consummated at a subsequent Closing promptly after the West Virginia Approvals are obtained; provided further, however, in the event the Oregon Regulator’s Written Confirmation has not be obtained by the Closing Date of the First Closing, the purchase and sale of the Assets related to the Portland Agency shall be excluded from the First closing and the purchase and sale thereof shall be consummated at a subsequent Closing promptly after the Oregon Regulator’s Written Confirmation is obtained (each such subsequent Closing, a “Subsequent Closing”).

Section 4.2 Deliveries at Closings

At each of the Closings:

(a) The Seller will deliver to the Buyer Companies, together with funds sufficient to pay all Transfer Taxes for which the Seller is responsible pursuant to Section 9.6 as necessary for the transfer, filing or recording thereof, as applicable, the following with respect to the Assets purchased and sold at such Closing; provided that items (iii), (iv), (vii), (viii), (x), (xi) and (xiii) shall be required to be delivered only at the First Closing and item (xii) shall be delivered at the First Closing if the West Virginia Assets are excluded from the Assets purchased and sold thereat:

(i)	A bill of sale and assignment and assumption agreement (the “Bill of Sale”) in the form of Schedule 4.2(a)(i) for all of the tangible and intangible Assets, duly executed by the Seller;

(ii)	All lease agreements, subleases and lease assignments further described on Schedule 4.2(a)(ii) duly executed by the Seller (collectively, the “Lease Agreements/Assignments”);

(iii)	(A) A sale and assignment of each of the J/V Equity Interests duly executed by the Seller, (B) an amendment to the operating agreement of each of the Joint Ventures, duly executed by all of the members thereof whereby the related Buyer Company is admitted as a new member and its J/V Equity Interest therein is recognized (each, a “J/V Operating Agreement Amendment”), (C) the certificate of membership for each Joint Venture, if any, evidencing the related J/V Equity Interest, duly endorsed by the Seller, and (D) an assignment of each management services agreement for each Joint Venture from the Seller to the related Buyer Company, duly executed by the Seller and consented to by the Joint Venture and each of its members (collectively, the “Joint Venture Transfer Documents”), all of the foregoing to be in form and substance reasonably satisfactory to the Buyer Companies and the Seller;

(iv)	A certificate in the form of Schedule 4.2(a)(iv), dated as of the Closing Date of the First Closing, attached to which is a copy of the resolutions of the board of directors of the Seller respecting the Transaction Documents and the transactions this Agreement contemplates, expressly certifying that (A) all Schedules referenced in Articles VII and VIII of this Agreement are correct and complete in all material respects as of the Closing Date of the First Closing and (B) the conditions set forth in Section 11.1(a) have been met in all respects;

(v)	An agreement regarding the collection of the Parties’ respective accounts receivable post-Closing and interim billing arrangements (each, an “A/R Collection Agreement”) substantively in the form of Schedule 4.2(a)(v), executed by the Seller;

(vi)	The Seller’s executed CMS Forms 855A for each Medicare provider number comprising part of the Assets;

(vii)	A Certificate of Existence/Good Standing in regards to the Seller and each of the Joint Ventures issued by the Secretary of State of their respective states of incorporation/organization, as appropriate and certificates of qualification to do business issued by the Secretary of State of each state in which the Joint Ventures must be so qualified (dated no more than thirty (30) days prior to the Closing Date of the First Closing);

(viii)	A unanimous written consent of the directors of the Seller and a resolution of all of the shareholders of the Seller approving the sale of the Assets of the Seller contemplated by this Agreement;

(ix)	For each Provider Number included in the Assets, the National Provider Identifier login name and password; and for each Fiscal Intermediary (on a regional basis), the Direct Data Entry login name and password;

(x)	A non-competition agreement (the “Non-Competition Agreement”) in the form of Schedule 4.2(a)(x), duly executed by the Principal Stockholders;

(xi)	The Stockholder Guaranty Agreement;

(xii)	the management services agreement between the Seller and Amedisys West Virginia, L.L.C. in the form set forth in Schedule 4.2(a)(xii) (the “West Virginia Management Services Agreement”) executed by the Seller; and

(xiii)	a resignation by the Seller’s employees as authorized persons on the accounts of the Joint Ventures identified on Schedule 7.30(b).

(b) The Buyer Companies will deliver to the Seller the following with respect to the Assets purchased and sold at such Closing; provided that items (iv), (v), (vii) and (viii) shall be required to be delivered only at the First Closing and item (ix) shall be delivered at the First Closing if the West Virginia Assets are excluded from the Assets purchased and sold thereat:

(i)	The Closing Payment and the Promissory Note executed by the Buyer Companies;

(ii)	The Bill of Sale, executed by the Buyer Companies;

(iii)	The Lease Agreements/Assignments, executed by the appropriate Buyer Companies;

(iv)	A certificate in the form of Schedule 4.2(b)(iv), dated as of the Closing Date of the First Closing and signed by an officer of each of the Buyer Companies, expressly certifying that the conditions in Section 11.2(a) have been met in all respects and to which is attached the resolutions of each of the board of directors of Buyer Companies’ ultimate parent, Amedisys, Inc., and the governing bodies of each of the Buyer Companies approving this Agreement and the transactions contemplated hereby;

(v)	The Joint Venture Transfer Documents to which the Buyer Companies are parties duly executed by the appropriate Buyer Companies;

(vi)	The A/R Collection Agreement, executed by the Buyer Companies;

(vii)	A Certificate of Existence/Good Standing in regards to each of the Buyer Companies issued by the Secretary of State of their respective states of organization and certificates of qualifications to do business issued by the Secretary of State of each state in which such Buyer Company must be so qualified (dated no more than 30 days prior to the Closing Date of the First Closing);

(viii)	The Amedisys Guaranty Agreement; and

(ix)	The West Virginia Management Services Agreement, executed by Amedisys West Virginia, L.L.C.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER COMPANIES

As a material inducement to the Seller to enter into this Agreement and for the Seller to sell the Assets to the Buyer Companies, the Buyer Companies hereby respectively represent and warrant that as of August 2, 2007:

Section 5.1 Organization; Corporate Power and Authorization

Amedisys Alaska is duly organized, validly existing and in good standing under the laws of the State of Alaska. Amedisys Colorado is duly organized, validly existing and in good standing under the laws of the State of Colorado. Amedisys Idaho is duly organized, validly existing and in good standing under the laws of the State of Idaho. Amedisys Kansas is duly organized, validly existing and in good standing under the laws of the State of Kansas. Amedisys New Hampshire is duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Amedisys Oregon is duly organized, validly existing and in good standing under the laws of the State of Oregon. Amedisys Washington is duly organized, validly existing and in good standing under the laws of the State of Washington. Amedisys West Virginia is duly organized, validly existing and in good standing under the laws of the State of West Virginia. Amedisys Wyoming is duly organized, validly existing and in good standing under the laws of the State of Wyoming. The Buyer Companies have the requisite limited liability company power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out their obligations pursuant to each of the Transaction Documents to which they are parties. The governing bodies of each of the Buyer Companies and Amedisys, Inc. have duly authorized the execution, delivery and performance by the Buyer Companies of the Transaction Documents. Amedisys, Inc. has taken all corporate action necessary to authorize its execution and performance of the Amedisys Guaranty Agreement.

Section 5.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which the Buyer Companies are parties constitutes a legal valid and binding obligation of the Buyer Companies and is enforceable against the applicable Buyer Companies in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Buyer Companies of each of the Transaction Documents to which they are parties do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of or (iii) except as set forth in Schedule 5.2(b), require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Governmental Authority pursuant to: (A) the articles of organization/operating agreement of the Buyer Companies, (B) any agreement, instrument, or other document, or any Legal Requirement to which one or more of the Buyer Companies or Amedisys, Inc. are party or to which any of their assets are subject or (C) any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Government Entity, to which the Buyer Companies or Amedisys, Inc. or any of their assets are subject.

Section 5.3 Brokerage

The Buyer Companies have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

Section 5.4 Financial Ability

The Buyer Companies have immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

Section 5.5 No Litigation

There is no lawsuit, claim, action, proceeding or investigation pending or, to their knowledge, threatened against the Buyer Companies or Amedisys, Inc., their properties or businesses, challenging the transactions contemplated hereby or which is reasonably expected to have a Material Adverse Effect on the Buyer Companies or Amedisys, Inc. or to restrict the ability of the Buyer Companies to consummate the transactions contemplated hereby, to pay the Promissory Note or to otherwise perform their obligations hereunder.

Section 5.6 Debarment

Neither the Buyer Companies nor Amedisys, Inc. is excluded, debarred or otherwise ineligible to participate in Medicare, Medicaid or any other federal or state health care programs or in any federal or state procurement or non-procurement programs, nor has it been convicted of a criminal offense related to the provision of federal health care items or services.

Section 5.7 Accuracy on Closing Date

Each representation and warranty set forth in this Article V and all information contained in any certificate delivered by or on behalf of the Buyer Companies pursuant to this Agreement shall be true and correct as of the time of the related Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement, and (b) to the extent that such representation and warranty expressly relates solely to an earlier date.

ARTICLE VI.

[INTENTIONALLY OMITTED]

ARTICLE VII.

GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

ABOUT THE SELLER AND THE JOINT VENTURES

As a material inducement to the Buyer Companies to enter into this Agreement and to purchase the Assets from the Seller, the Seller represents and warrants that as of August 2, 2007:

Section 7.1 Organization of the Seller and the Joint Ventures

(a) The Seller (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite power and authority under those laws and its Charter Documents to own and to operate the Business and to carry on the Business as now conducted. The Seller is authorized and qualified to do business in the States of Delaware, Alaska, Colorado, Idaho, Kansas, New Hampshire, Oregon, Washington, West Virginia and Wyoming.

(b) Each of the Joint Ventures (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware or, in the case of Wentworth Homecare & Hospice, LLC, under the laws of the State of New Hampshire, and (ii) has all requisite power and authority under those laws and its Charter Documents to own and to operate the Business and to carry on the Business as now conducted by it. Each of the Joint Ventures is authorized and qualified in the States as set forth in Schedule 7.1(b) to carry on the Business of the related Agency(ies) and to own or lease and to operate properties and other assets of the Business of the related Agency(ies).

(c) All of the Agencies, including branch offices, subunits and drop sites, are listed on Schedule 1.1 and all information on Schedule 1.1 is complete and accurate.

Section 7.2 Qualification

Schedule 7.2 lists all the jurisdictions in which the Seller and the Joint Ventures are authorized or qualified to own or lease and to operate their respective properties and other assets and to carry on their respective businesses as now conducted.

Section 7.3 Authorization; Enforceability; Absence of Conflicts; Required Consents

(a) The execution, delivery and performance by the Seller of each Transaction Document to which it is a party, and the effectuation of the transactions that this Agreement and the other Transaction Documents contemplate, are within the power of the Seller under its Charter Documents and, subject to obtaining shareholder approval and all necessary consents and approvals set forth in Schedule 7.3(c), Schedule 7.3(d) and Schedule 7.3(e), consistent with applicable Legal Requirements of its state of incorporation and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required by its Charter Documents and such Legal Requirements.

(b) Each Transaction Document, when executed and delivered by the Seller, will have been duly executed and delivered by the Seller and will be the legal, valid and binding obligation of and enforceable against the Seller in accordance with its terms, except as that enforceability may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c) The execution, delivery and performance in accordance with their respective terms of each of the Transaction Documents by the Seller and the effectuation of the transactions this Agreement and those Transaction Documents contemplate do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of the Seller or, subject to the execution and delivery of the J/V Operating Agreement Amendments, any of the Joint Ventures, (B) any Legal Requirement applicable to the Seller, subject to obtaining all necessary consents and approvals set forth in Schedule 7.3(c), Schedule 7.3(d) and Schedule 7.3(e), or (C) except as set forth in Schedule 7.3(c), any Material Agreement of the Seller or any of the Joint Ventures, (ii) cause or result in the imposition of, or afford any Person the right to enforce or to obtain, any Lien upon any of the Assets or any of the Joint Venture Assets, or (iii) except as set forth in Schedule 7.3(c), result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the Seller or any of the Joint Ventures and necessary for the ownership or lease or the operation of the Business, as appropriate, including any necessary Governmental Approval under applicable Environmental Laws and Health Care Laws, provided that all required Governmental Approvals are obtained by Buyers.

(d) To the knowledge of the Seller and except as set forth in Schedule 7.3(d), no Legal Requirement requires the Seller or any of the Joint Ventures to obtain any Governmental Approval, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Seller of the Transaction Documents, the enforcement against the Seller or any of the Joint Ventures of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

(e) To the knowledge of the Seller and except as set forth in Schedule 7.3(e), no Contractual Commitment or other agreement or arrangement to which the Seller or any of the Joint Ventures are party or are bound or to which any of their respective properties or other assets are subject, requires the Seller or any of the Joint Ventures to obtain any consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by the Seller of the Transaction Documents, the enforcement against the Seller of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

Section 7.4 No Liens

To the knowledge of the Seller and except as set forth in Schedule 7.4, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which entitles any Person to obtain any Lien on the Assets or any of the Joint Ventures Assets other than Permitted Liens, which constitutes a violation or material breach of, or a default under, any Material Agreement affecting the Business.

Section 7.5 Charter Documents and Records; No Violation

The Seller has caused true, complete and correct copies of the Charter Documents of the Seller and each of the Joint Ventures, each as currently in effect, to be delivered to the Buyer Companies, and of their respective minute books or similar corporate or other Entity records to be available to the Buyer Companies. No breach or violation of any such Charter Document of the Seller or, to the knowledge of the Seller, of any Joint Venture, has occurred and is continuing.

Section 7.6 Other Entities

Except for the J/V Equity Interests and as set forth in Schedule 7.6, the Seller and the Joint Ventures do not own (of record or beneficially, directly or indirectly through any Person) or control (directly or indirectly through any Person or otherwise) any Capital Stock or Derivative Securities of any Entity. Neither the Seller nor any of the Joint Ventures has been a Subsidiary or division of another Entity (except, in the case of the Seller, the Joint Ventures) during the past ten (10) years; provided, however, that the assets or Business of the Joint Ventures have been Subsidiaries or divisions of other Persons identified on Schedule 7.6.

Section 7.7 Capital Stock of Seller; Membership Interests of Joint Ventures

(a) Schedule 7.7(a) sets forth, by each class and by each series within each class, the total number of shares of authorized Capital Stock of the Seller, and the total number of such shares that have been issued and are now outstanding, and the registered owners of all such shares.

(b) (i) The members of each of the Joint Ventures and their respective membership interests are set forth on Schedule 7.7(b)(i). The Seller is the lawful record and beneficial owner of the J/V Equity Interests and has good title to the J/V Equity Interests, free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements with no restriction on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto, except as set forth in the operating agreements of the Joint Ventures. The Seller is not the subject of any bankruptcy, reorganization or similar proceeding.

(ii) All issued and outstanding membership interests of each of the Joint Ventures have been duly authorized and validly issued and are fully paid and the Documents thereof provide for no right of assessment, and are not subject to any preemptive rights. Except for this Agreement, as set forth in the operating agreements of the Joint Ventures, or as set forth in Schedule 7.7(b)(ii), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Joint Ventures to issue, sell, or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any of the Joint Ventures.

Section 7.8 Transactions in Membership Interests of Joint Ventures

Except as set forth in the operating agreements of the Joint Ventures, the Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the membership interests of the Joint Ventures.

Section 7.9 The Assets and the Joint Venture Assets

(a) Each of the Assets, other than Assets that are leased by the Seller, is owned by the Seller, free of Liens other than Liens listed on Schedule 7.9(a) (each of which will be discharged prior to or simultaneously with the First Closing) and Permitted Liens. To the knowledge of the Seller, all of the Assets that are leased by the Seller are subject to a lease agreement that does not, except as Schedule 7.9(a) sets forth, expire within one (1) year after August 2, 2007. The Seller is in compliance with all of the terms of each such lease agreement except where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business.

(b) Each of the Joint Ventures’ Assets, other than Assets that are leased by the Joint Ventures, is owned by the related Joint Venture, free of Liens other than Liens listed in Schedule 7.9(b) and Permitted Liens. To the knowledge of the Seller, all of the Joint Ventures’ Assets that are leased by the related Joint Venture are subject to a lease agreement that does not, except as Schedule 7.9(b) sets forth, expire within one (1) year after August 2, 2007. To the knowledge of the Seller, the related Joint Venture is in compliance with all of the Material terms of each such lease agreement except where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business.

Section 7.10 Related Party Agreements

Schedule 7.10 sets forth all Related Party Agreements with respect to the Business. Except for those Related Party Agreements that Schedule 7.10 specifically refers to as “Retained Related Party Agreements” (the “Retained Related Party Agreements”), each Related Party Agreement will have been terminated, and all Indebtedness owed thereunder by or to the Seller, any of the Joint Ventures and/or their respective Affiliates will have been paid in full, prior to the First Closing, and no Related Party Agreement then will exist other than the Retained Related Party Agreements, if any. All such Related Party Agreements have been appropriately documented in accordance with Legal Requirements, including those Legal Requirements applicable to Government Programs, and properly disclosed in any filings with third parties, including Governmental Entities, and in cost reports.

Section 7.11 Litigation

Except as set forth in Schedule 7.11, no Litigation is pending or, to the knowledge of the Seller, overtly threatened, to which the Seller or any of the Joint Ventures are or may become a party, and, to the knowledge of the Seller, there is no basis for the bringing by any Person of any such Litigation that might reasonably be expected to have a Material Adverse Effect on the Seller or any Joint Venture.

Section 7.12 Financial Information

(a) The financial statements included in the Financial Information (including in each case the related notes) delivered to the Buyer Companies by the Seller (i) present fairly, in all material respects, the financial position of the Seller and each Joint Venture, as the case may be, at the respective dates of the balance sheets included therein and the results of operations and statements of owners’ equity and cash flows of the Seller on a consolidated basis, for the respective periods set forth therein and (ii) have been prepared in accordance with GAAP except as set forth on Schedule 7.12(a) and consistent with the past accounting practices of the Seller and each Joint Venture, as the case may be, provided that any such statements that are not year-end statements reviewed by the Seller’s accountants are subject to the adjustments set forth on Schedule 7.12(a). As of the date of each balance sheet included in the Financial Information, the Seller and each Joint Venture, as the case may be, did not then have any outstanding Indebtedness to any Person or any liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss, which under GAAP are required to be reflected on that balance sheet or in the notes related thereto and were not so reflected, provided that any such statements that are not year-end statements reviewed by the Seller’s accountants are subject to the adjustments set forth on Schedule 7.12(a). To the Actual Knowledge of the Seller, since the date of the most recent Financial Information presented to the Buyer Companies by the Seller, no change has occurred in the business, operations, liabilities, properties or financial condition of the Seller or any Joint Venture that could reasonably be expected to have Material Adverse Effect with respect to the Seller or the Business. Neither the Seller nor any of the Joint Ventures has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to the creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property.

(b) To the Actual Knowledge of the Seller, the written information (including (i) data, certificates, reports and statements and (ii) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents) that has been made available to the Buyer Companies by or on behalf of the Seller prior to August 2, 2007, in connection with the transactions this Agreement contemplates does not, taken as a whole, contain such material errors, inaccuracies or omissions as would reasonably have a Material Adverse Effect on the Seller or the Business.

Section 7.13 Compliance With Laws

(a) (i) Each of the Seller and the Joint Ventures possesses, or, if applicable Environmental Laws or Health Care Laws so require, one or more of their respective employees possesses, all necessary certifications and licenses and similar Governmental Approvals required for the conduct of the Business, and (ii) each of the Seller and the Joint Ventures and such one or more of their respective employees is in compliance with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and operation of the properties and other assets of the Business except, in each of the circumstances described in clauses (i) or (ii), above, where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business. All such Governmental Approvals are valid and in full force and effect, and none of the Seller, the Joint Ventures nor any such employee has received any written notice from a Governmental Authority of its intention to cancel, terminate or not renew any of those Governmental Approvals, and no basis for any such cancellation, termination or non-renewal is known to the Seller.

(b) Except as set forth in Schedule 7.13(b), each of the Seller and the Joint Ventures: (i) has been and continues to be in compliance with all Legal Requirements applicable to the Business, as appropriate, including all applicable Health Care Laws except where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business; and (ii)(A) has not received, nor has any officer, director or employee of the Seller or any Joint Venture received, any written notice from any Governmental Authority which asserts any noncompliance with any of those Legal Requirements which has not been corrected and (B) to the knowledge of the Seller, no condition or state of facts exists that is reasonably likely to provide a valid basis for any such assertion of noncompliance except for any noncompliance that would not reasonably have a Material Adverse Effect on the Seller or the Business.

Section 7.14 Certain Environmental Matters

Except as set forth in Schedule 7.14, each of the Seller and the Joint Ventures has in all material respects complied with and shall remain in compliance with the provisions of all Environmental Laws applicable to the Business, as appropriate except where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business.

Section 7.15 Liabilities and Obligations

Neither the Seller nor any of the Joint Ventures has liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) relating to the operation of the Business, as applicable, except for (i) current liabilities incurred in the ordinary course of business, not involving any tort, breach of contract or contingent liability and not previously paid or discharged, (ii) expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations under (A) Contractual Commitments that Schedule 7.21 lists and (B) other agreements that are not Material Agreements and were entered into by the Seller or the

Joint Ventures in the ordinary course of business, consistent with their past practices, (iv) liabilities disclosed in the Financial Information, (v) liabilities and obligations disclosed in this Agreement (including the Schedules hereto), and (vi) such other liabilities or obligations that could not in the aggregate reasonably be expected to have a Material Adverse Effect on the Seller or the Business.

Section 7.16 Receivables

(a) To the knowledge of Seller and except as set forth in Schedule 7.16, all of the accounts and other advances receivable of each of the Seller and the Joint Ventures are valid and enforceable claims arising in the ordinary course of business.

(b) Schedule 7.16 lists, by customer name, the amount and age of all receivables of the Seller and each Joint Venture that a balance sheet of each such company would include as current assets under the classification “accounts receivable.”

Section 7.17 Real Properties

(a) Schedule 7.17(a) lists and correctly describes in all material respects all real properties leased by the Seller and the Joint Ventures and, for each of those properties, the name of its lessor, its address, the type and approximate square footage of each structure located thereon that the Seller or the related Joint Venture is leasing, the expiration date of its lease and the use thereof in the business and operations of the Seller or the related Joint Venture. The Seller and the Joint Ventures own no real property.

(b) The Seller has provided the Buyer Companies with true, complete and correct copies of all insurance policies that relate to the real properties listed on Schedule 7.17(a).

(c) The Seller has provided the Buyer Companies with true, correct and complete copies of all lease agreements under which all of the properties listed on Schedule 7.17(a) are leased and, except as set forth in Schedule 7.17(c), (i) to the knowledge of the Seller, each of those leases is valid and binding on the lessor party thereto and (ii) the lessee party thereto has not sublet any of the leased space to any Person.

(d) The fixed assets of each of the Seller and the Joint Ventures that are affixed to real property are affixed only to one or more of the real properties listed on Schedule 7.17(a) and, except as set forth in Schedule 7.17(d), are reasonably maintained and adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

Section 7.18 Other Tangible Assets

(a) Schedule 7.18(a) lists and correctly describes in all material respects (i) all tangible personal property, including furniture, fixtures and equipment, owned by each of the Seller and the Joint Venture and (ii) all leases, including capital leases, of property, plant, equipment or other tangible assets (other than real property) that are Material to the Seller and the Joint Venture. In the case of owned personal property, except as Schedule 7.18(a) sets forth, each of the Seller and the Joint Venture has good and valid title to, or holds under a lease that is valid and binding on the Seller or the related Joint Venture, as the case may be, for, all its tangible personal properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth in Schedule 7.18(b), (i) each of the personal property leases described on Schedule 7.18(a) is valid and binding on the lessee and, to the knowledge of the Seller, lessor, and (ii) the Seller has not sublet any of its leased tangible personal property to any other Person.

(c) Except as set forth in Schedule 7.18(c), all the tangible personal property listed on Schedule 7.18(a) is in reasonable working order, ordinary wear and tear excepted, and adequate (i) for the purposes for which they presently are being used or held for use and (ii), excluding inventory, to maintain the types and levels of products and services that the Seller and the Joint Ventures presently provide and anticipate providing during the year ending December 31, 2007.

Section 7.19 Intellectual Property

(a) Definitions. The term “Intellectual Property Assets” means: (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works (collectively, “Rights in Mask Works”); and (v) all know-how, Confidential Information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”) owned, used, or licensed by the Seller or any of the Joint Ventures as licensee or licensor.

(b) Intellectual Property Assets. Schedule 7.19(b) lists all of the Intellectual Property Assets of each of the Seller and the Joint Ventures. All contracts and agreements relating to the Intellectual Property Assets to which the Seller or any of the Joint Ventures are a party or by which the Seller or any of the Joint Ventures are bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs. There are no pending or, to the knowledge of the Seller, threatened disputes or disagreements with respect to any such contract or agreement.

(c) Patents. Schedule 7.19(c) contains a complete and accurate list and summary description of all Patents used by the Seller and the Joint Ventures. The Seller and the Joint Ventures do not own any Patent or interest therein.

(d) Trade Secrets. To the knowledge of the Seller, the documentation of each of the Seller and the Joint Ventures relating to each Trade Secret owned by it is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. To the knowledge of the Seller, the Seller and the Joint Ventures have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets. To the knowledge of the Seller, the Seller and the Joint Ventures have good titles and an absolute right to use their Trade Secrets. To the knowledge of the Seller, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Seller or such joint venture) or to the detriment of such joint venture. To the knowledge of the Seller, no such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

Section 7.20 Relations With Governments, Etc.

Neither the Seller, the Joint Ventures, nor, to the knowledge of the Seller, anyone acting on their behalf, has offered or agreed to offer anything of value to any governmental official, political party or candidate for government office that would constitute an illegal bribe.

Section 7.21 Contractual Commitments

(a) Schedule 7.21 lists (or refers to a list that is set forth in any other Schedule) each of the following, written or oral (each a “Contractual Commitment”), to which any of the Seller or the Joint Ventures is a party or by which any of their properties or assets are bound and which presently remains executory in whole or in any part:

(i)	Each partnership, joint venture, operating, management or cost sharing agreement;

(ii)	Each guaranty or suretyship, indemnification or contribution agreement or performance bond;

(iii)	Each instrument, agreement or other obligation evidencing or relating to any Indebtedness of the Seller or the Joint Ventures involving more than $30,000;

(iv)	Each contract to purchase or sell real property;

(v)	Each agreement with sales or commission agents, public relations or advertising agencies involving total payments within any 12-month period in excess of $30,000 and which is not terminable without penalty and on no more than sixty (60) days’ prior notice;

(vi)	Each agreement for the acquisition or provision of services, supplies, goods, equipment, inventory, fixtures or other property or assets involving annual payments by or to Seller of more than $30,000;

(vii)	Each agreement for the provision of services, supplies or other properties or assets under which the Seller or the Joint Venture have recognized, or reasonably could be expected to recognize, in the aggregate and in accordance with GAAP, any loss in excess of $30,000 since the date of the most recent Financial Information presented to the Buyer Companies by the Seller as a result of factors such as changes in job performance, job conditions, final contract settlements or disapprovals of change orders or claims;

(viii)	Each Related Party Agreement;

(ix)	Each contract containing any noncompetition agreement, covenant or undertaking or otherwise purporting to limit or restrict the business activity of the Seller, the Joint Ventures or any of their Affiliates with respect to the Business, as appropriate;

(x)	Each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Seller or a Joint Venture of a particular product or service;

(xi)	Each power of attorney that is currently effective and outstanding;

(xii)	Each written warranty, guaranty or similar undertaking by the Seller with respect to its products or services;

(xiii)	Each other Material Agreement;

(xiv)	Each contract that contains or provides for an express undertaking by the Seller or a Joint Venture to be responsible for consequential damages that might reasonably be expected to have a Material Adverse Effect on the Seller or the Joint Venture; and

(xv)	Each material amendment, supplement or other modification (and each proposed material amendment, supplement or other modification) with respect to any of the foregoing.

True, correct and complete copies of all written Contractual Commitments, and true, correct and complete written descriptions of all oral Contractual Commitments, have heretofore been delivered by the Seller to the Buyer Companies. To the knowledge of the Seller and except as set forth in Schedule 7.21: (A) there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default of the Seller or a Joint Venture under any Contractual Commitment or to the knowledge of the Seller, of any other party thereto, which singly or in the aggregate could reasonably have a Material Adverse Effect; (B) no Material penalties have been incurred, nor are amendments pending, with respect to any Contractual Commitment; and (C) all Indebtedness set forth on Schedule 7.21 may be prepaid, without penalty or any requirement to pay any prepayment, termination or breakage fee, at any time. Each Contractual Commitment is in full force and effect and is the valid and enforceable obligation of the Seller or the related Joint Venture, as the case may be, and, to the knowledge of the Seller, the other parties thereto in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and, to the knowledge of the Seller, no defenses, off-sets or counterclaims have been asserted by any party thereto, nor have the Seller or any Joint Venture waived any rights thereunder, except as Schedule 7.21 sets forth.

(b) Except as set forth in Schedule 7.21, or as this Agreement or any other Transaction Document to which the Seller is a party contemplates, the Seller has no knowledge of any plan or intention of any other party to any Contractual Commitment to exercise any right to cancel or terminate that Contractual Commitment, and the Seller has no knowledge of any condition or state of facts which would justify the exercise of such a right, except where the exercise of any such right, singly or in the aggregate, could not reasonably have a Material Adverse Effect on the Seller or the Business.

Section 7.22 Intentionally Omitted

Section 7.23 Inventories

Except as set forth in Schedule 7.23: (i) all inventories, net of reserves, of each of the Seller and the Joint Ventures are merchantable and saleable or usable in the ordinary course of the Business, as appropriate; (ii) those inventories were reasonable in relation to then existing circumstances of the Business, as appropriate; and (iii) none of the Seller or any of the Joint Ventures depend on any single vendor for its inventories, the loss of which would have a Material Adverse Effect on the Seller or such Joint Venture, or during the past five (5) years has sustained a difficulty Material to the Seller or such Joint Venture in obtaining its inventories.

Section 7.24 Insurance

Except as set forth in Schedule 7.24: (i) the Seller has provided to the Buyer Companies: (A) copies of all insurance policies then carried by it and the Joint Ventures; (B) all insurance loss runs and worker’s compensation claims for it and the Joint Ventures received for the most recently ended three (3) policy years; and (C) true, complete and correct copies of all insurance policies carried by them that are in effect, all of which (1) have been issued by insurers of recognized responsibility and (2) currently are, and will remain without interruption through the related Closing, in full force and effect; (ii) no insurance carried by the Seller or the Joint Ventures has been canceled by the insurer during the past five (5) years, and none of the Seller nor any of the Joint Ventures has been denied coverage during that period; and (iii) to the knowledge of the Seller, neither the Seller nor any of the Joint Ventures has received any notice or other communication from any issuer of any such insurance policy of any material increase after August 2, 2007, in any deductibles, retained amounts or the premiums payable thereunder, and no such increase in deductibles, retainages or premiums is threatened.

Section 7.25 Employee Matters

(a) Current Employees. Schedule 7.25(a) (to be updated as of the related Closing Date) lists the names of all employees employed by the Seller and the Joint Ventures on August 2, 2007, and their respective titles, length of service and rates of annual Cash Compensation (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively) (the term “employees,” when used in this Agreement, includes all employees who are officers or directors, nonemployee officers and nonemployee directors of the Seller or the Joint Ventures).

(b) Employment Agreements. Schedule 7.25(b) lists all Employment Agreements with the Seller and the Joint Ventures remaining executory in whole or in part on August 2, 2007, and the Seller has provided the Buyer Companies with true, complete and correct copies of all those Employment Agreements. None of the Seller or the Joint Ventures is a party to any oral Employment Agreement, other than with respect to employment at will arrangements that are terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages).

(c) Employee Policies and Procedures. Schedule 7.25(c) lists all Employee Policies and Procedures. The Seller has provided the Buyer Companies with a copy of all written Employee Policies and Procedures used in connection with the Business and a written description of all unwritten Employee Policies and Procedures that are Material to the Seller and the Joint Ventures.

(d) Unwritten Amendments. Except as set forth in Schedule 7.25(d), no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, other Benefit Plans, or Employee Policies and Procedures.

(e) Labor Compliance. To the knowledge of the Seller and except as set forth in Schedule 7.25(e), each of the Seller and the Joint Ventures has been for the period for which the applicable statute of limitations has not expired and is now in compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and workplace health and safety at its facilities and work sites and in other work areas, and the neither the Seller nor the Joint Ventures are liable for any arrears of wages or penalties for failure to comply with any of the foregoing. To the knowledge of the Seller, neither the Seller nor the Joint Ventures have engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices. Except as set forth in Schedule 7.25(e), there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of the Seller, threatened against the Seller or the Joint Ventures before any Governmental Authority (nor, to the knowledge of the Seller, does any valid basis therefor exist) or (ii) existing or, to the knowledge of the Seller, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Seller or the Joint Ventures nor, to the knowledge of the Seller, does any valid basis therefor exist, except where such charges, complaints, strikes, disputes, grievances, controversies or other labor troubles could not reasonably have a Material Adverse Effect on Seller or the Business. To the

knowledge of the Seller, each of the Seller and the Joint Ventures has complied, and remain in compliance with, all applicable Federal and state Legal Requirements mandating the provision of programs offering hazard recognition training to its employees or employees of its customers.

(f) Unions. Except as set forth in Schedule 7.25(f), (i) none of the Seller, any of the Joint Ventures nor any ERISA Affiliate of any of them during the past ten (10) years has been a party to any agreement with any union, labor organization or collective bargaining unit or a member of any employers’ collective bargaining association, (ii) no employees of the Seller or the Joint Ventures are known by them to be represented by any union, labor organization or collective bargaining unit and, to the knowledge of the Seller, (iii) none of the employees of the Seller or the Joint Ventures has, during the past three (3) years, threatened to organize or join a union, labor organization or collective bargaining unit. The Seller and the Joint Ventures have satisfied, or will before the First Closing satisfy, any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements.

(g) Unauthorized Aliens. To the knowledge of the Seller and except as set forth in Schedule 7.25(g), all employees of the Seller and the Joint Ventures are (i) citizens of the United States or (ii) not citizens of the United States, but, in accordance with the IRCA and other applicable Federal Legal Requirements, those who are not citizens of the United States are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for the Seller and the Joint Venture in their specific jobs. To the knowledge of the Seller and except as set forth in Schedule 7.25(g): the Seller and the Joint Venture have not, for the period for which the applicable statute of limitations has not expired, (i) hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) an alien in the United States to perform labor or services with knowledge (as determined in accordance with the IRCA) that the alien is an unauthorized alien with respect to performing that labor or those services, (ii) continued the employment of any employee hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) after November 6, 1986 with knowledge (as determined in accordance with the IRCA) that the employee is or has become an unauthorized alien with respect to that employment or (iii) directly or indirectly in violation of the IRCA required any individual it has hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) to post a bond or security or provide any other financial assurance to it against any potential liability under the IRCA as a result of that hire. The Seller has provided the Buyer Companies with a true, correct and complete copy of the Form I-9 for each current employee of the Seller and the Joint Ventures. Each of the Seller and the Joint Ventures has obtained, completed correctly and maintained Forms I-9 in accordance with, and has otherwise complied with the record keeping requirements of, the IRCA.

(h) Change of Control Benefits. Except as set forth in Schedule 7.25(h), none of the Seller nor the Joint Ventures is a party to any agreement and has not established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Seller or a Joint Venture that would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code.

(i) Other Compensation Plans. Schedule 7.25(i) lists all Other Compensation Plans either remaining executory at August 2, 2007, or to become effective after August 2, 2007. The Seller has provided the Buyer Companies with a true, correct and complete copy of each of those Other Compensation Plans that is in writing and an accurate written description of each of those Other Compensation Plans that is not written. Schedule 7.25(i) lists for each of those Other Compensation Plans under which the Seller or the Joint Ventures have the discretion, but have not become obligated, to make contributions or other payments during their current fiscal year or their next fiscal year, the maximum amount of those contributions or other payments and the estimated amount thereof that the Seller reasonably expects to pay consistent with its past practices. Except as set forth in Schedule 7.25(i), each of the Other Compensation Plans, including each that is a Welfare Plan, may be unilaterally amended or terminated by the Seller or the related Joint Venture without liability to the Seller or the related Joint Venture, except as to benefits accrued thereunder prior to that amendment or termination.

(j) ERISA Benefit Plans. Schedule 7.25(j) (i) lists (A) each ERISA Pension Plan (1) the funding requirements of which (under Section 301 of ERISA or Section 412 of the Code) are, or at any time during the six-year period ended on August 2, 2007 were, in whole or in part, the responsibility of the Seller or the Joint Ventures or (2) respecting which the Seller or the Joint Ventures are, or at any time during that period were, a “contributing sponsor” or an “employer” as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan this clause (A) describes is called a “Seller Pension Plan”), (B) each other ERISA Pension Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a “contributing sponsor” or “employer” (each plan this clause (B) describes is called an “ERISA Affiliate Pension Plan”) and (C) each other ERISA Employee Benefit Plan that is being, or at any time during that period was, sponsored, maintained or contributed to by the Seller or the Joint Ventures (each plan this clause (C) describes and each Seller Pension Plan is called a “Seller Benefit Plan”), (ii) states the termination date of each the Seller Benefit Plan and ERISA Affiliate Pension Plan that has been terminated and (iii) identifies for each ERISA Affiliate Pension Plan the relevant ERISA Affiliates. The Seller has provided the Buyer Companies with true, complete and correct copies of (i) each ERISA Employee Benefit Plan and ERISA Affiliate Pension Plan, (ii) each trust agreement related thereto and (iii) all amendments to those plans and trust agreements. Except as set forth in Schedule 7.25(j), (i) the Seller and the Joint Ventures are not, and have not at any time during the six (6) year period ended on August 2, 2007 been, a member of any ERISA Group and (ii) no Person is an ERISA Affiliate of the Seller or the Joint Ventures.

(k) Retirees. Except as set forth on Schedule 7.25(k), none of the Seller or the Joint Ventures has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA may require.

(l) Copies. True and correct copies of the following documents, as they have been amended to August 2, 2007, relating to the Benefit Plans, have been made available to the Buyer Companies: (i) all Benefit Plan documents; (ii) the most recently completed actuarial valuation for each Benefit Plan (if any); and (iii) the annual report (Form 5500 series) for each Benefit Plan for the two most recent plan years (if any).

Section 7.26 Taxes

(a) Each of the following representations and warranties in this Section 7.26 is qualified to the extent set forth on Schedule 7.26.

(b) All Returns required to be filed with respect to any Tax for which each of the Seller and the Joint Ventures is liable have been duly and timely filed with the appropriate Taxing Authority, each such Return is true, correct and complete, each Tax shown to be payable on each such Return has been timely paid in full, each Tax payable by the Seller and the Joint Ventures by assessment has been timely paid in the amount assessed and adequate reserves have been established on the books of the Seller or the Joint Venture, as appropriate, for all Taxes for which the Seller or the Joint Ventures are liable, but the payment of which is not yet due. The Seller and the Joint Ventures are not, and have not been for the period for which the applicable statute of limitations has not expired, liable for any Tax payable by reason of the income or property of a Person other than itself except to the extent attributable to an Affiliate of the Seller or a Joint Venture. The Seller and the Joint Ventures have timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration of such Tax is required to be filed. No Liens for Taxes exist upon the property or assets, including the Assets and the Joint Venture Assets, of the Seller and the Joint Ventures, except Taxes not yet due. The Seller and the Joint Ventures are not and have never been subject to Tax in any jurisdiction outside of the United States. No Litigation with respect to any Tax for which the Seller or the Joint Ventures is asserted to be liable is pending or, to the knowledge of the Seller, threatened and, to the knowledge of the Seller, no basis exists on which any claim for any Tax can be asserted against the Seller or any Joint Venture. No requests for rulings or determinations in respect of any Taxes are pending between the Seller or any Joint Venture and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Seller or any Joint Venture is or may be liable has been granted to any Taxing Authority. The Seller and the Joint Ventures are not and have never been parties to any tax allocation or sharing agreement. All amounts required to be withheld by the Seller or any Joint Venture and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Seller and the Joint Ventures have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes.

(c) Neither the Seller nor any of the Joint Ventures is a “foreign person,” as Section 1445(f)(3) of the Code refers to that term.

(d) Neither the Seller nor any of the Joint Ventures have filed a consent under Section 341(f) of the Code or any comparable provision of any other tax statute or have agreed to the application of Section 341(f)(2) of the Code or any comparable provision of any other tax statute to any disposition of an asset. Neither the Seller nor any of the Joint Ventures have made or are obligated to make or are a party to any agreement that could require them to make any payment that is not deductible under Section 280G of the Code. To the Actual Knowledge of the Seller, no asset of the Seller or the Joint Ventures is subject to any provision of applicable law that eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. No accounting method changes of the Seller or any of the Joint Ventures exists or are proposed or threatened that could give rise to an adjustment under Section 481 of the Code.

Section 7.27 Intentionally Omitted

Section 7.28 Absence of Changes

Since the date of the most recent Financial Information presented to the Buyer Companies by the Seller, except as set forth in Schedule 7.28, none of the following has occurred with respect to the Seller or any of the Joint Ventures:

(i)	to the knowledge of the Seller, any circumstance, condition, event or state of facts (either singly or in the aggregate) which has caused, is causing or will cause a Material Adverse Effect;

(ii)	any change in its authorized Capital Stock or in any of its outstanding Capital Stock or Derivative Securities or any declaration or payment of any dividend or other distribution, direct or indirect, on account of any of its Capital Stock;

(iii)	any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any of its Capital Stock or any outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock;

(iv)	any payment or distribution of, or any commitment to pay or distribute, any cash, property or other asset if, for purposes of the Code, that payment or distribution would constitute a constructive dividend to the stockholders of the Seller or the members of the Joint Ventures;

(v)	any increase in, or any commitment or promise to increase the rates of Cash Compensation, or the amount or other benefits paid or payable under any ERISA Pension Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees at the times and in the amounts consistent with its past practice;

(vi)	to the knowledge of the Seller, any work interruptions, labor grievances or claims filed, or any similar event or condition of any character;

(vii)	any distribution, sale or transfer of, or commitment to distribute, sell or transfer, any of its properties or other assets of any kind other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices;

(viii)	any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of the Seller or the Joint Venture or any Related Person or Affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(ix)	any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of its properties, rights or other assets or requiring the consent of any Person to the transfer and assignment of any such properties, rights or other assets;

(x)	any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or other assets outside of the ordinary course of its business consistent with its past practices;

(xi)	any waiver of any of its rights or claims that singly or in the aggregate might cause a Material Adverse Effect on the Seller or the Business;

(xii)	any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any Contractual Commitment to incur any such Indebtedness or any such Guaranty;

(xiii)	any investment in the Capital Stock, Derivative Securities or Indebtedness of any Person other than the Seller’s investment in the J/V Equity Interests;

(xiv)	any capital expenditure or series of related capital expenditures by it in excess of $30,000, or commitments to make capital expenditures totaling in excess of $30,000 for the Seller and the Joint Ventures in the aggregate;

(xv)	intentionally omitted;

(xvi)	any change in the terms of payment by its customers for any services it performs or products it sells the effect of which is to enable it to recognize revenues in its statement of operations for any period ending on or before the related Closing Date which, but for that change, it would not so recognize before a period beginning after the related Closing Date;

(xvii)	any change in its practices or procedures to obtain change order approvals with respect to existing contracts with customers the effect of which is to enable it to recognize revenues in its statement of operations for any period ending after the related Closing Date which, but for that change, it would recognize in a period ending on or before the related Closing Date;

(xviii)	any change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;

(xix)	any change in its methods of management, operation or accounting that in the aggregate might reasonably cause a Material Adverse Effect on the Seller or the Business;

(xx)	any cancellation or termination of a Material Agreement of it; or

(xxi)	any material transaction by it outside the ordinary course of its business and not consistent with its past practices.

Section 7.29 Books and Records

The books of account, minute books, stock and membership record books, and other centralized records of the Seller and the Joint Ventures, all of which have been made available to the Buyer Companies by the Seller, are, to the Actual Knowledge of the Seller, complete and correct in all material respects and have been maintained in accordance with the Seller’s and the Joint Ventures’ usual and customary business practices.

Section 7.30 Management and Control of Joint Ventures, Etc.

(a) The rights and obligations of the Seller with respect to each of the Joint Ventures are set forth in operating agreements and management services agreements, complete copies of which it has provided to the Buyer Companies and which are listed on Schedule 7.30(a).

(b) Schedule 7.30(b) contains a list of each bank or other financial institution in which any of the Joint Ventures have an account, safe deposit box or lock box arrangement, the name of the Joint Venture in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.

Section 7.31 Compliance with ERISA, etc.

(a) Compliance. Each of the ERISA Employee Benefit Plans and Other Compensation Plans of the Seller and/or the Joint Ventures (each, a “Plan”) (i) is in compliance with all applicable provisions of ERISA, as well as with all other applicable Legal Requirements, and (ii) has been administered, operated and managed in compliance with its governing documents, except, in each case, where a failure to comply could not reasonably have a Material Adverse Effect on the Seller or the Business.

(b) Qualification. Except for the Plans listed on Schedule 7.25(j), the Seller and the Joint Ventures have no Plans that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”).

(c) No Prohibited Transactions, etc. None of the Seller, the Joint Ventures nor any Plan has engaged in any Prohibited Transaction. Further, to the knowledge of the Seller:

(i)

with respect to Plans qualifying as “group health plans” under Section 4980B of the Code or Section 607(l) or 609 of ERISA (relating to the benefit continuation rights imposed by “COBRA” or qualified medical child support orders), the Seller and the Joint Ventures have complied in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and the Seller and the Joint

Ventures have not incurred (and will not incur) any direct or indirect liability or are (or will be) subject to any loss, assessment, excise tax penalty, loss of Federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Seller and the Joint Ventures, at any time prior to the related Closing, to comply with any such Federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the related Closing directly or indirectly against the Seller, the Joint Ventures, the Buyer Companies or any Subsidiary or Affiliate of the Buyer Companies with respect to any of those group health plans; and

(ii)	the Financial Information as of the related Closing Date (A) reflects the total pension, medical and other benefit liability for all Plans as of that date and (B) does not reflect any material funding changes or irregularities that would cause the Financial Information to be not representative of prior periods.

(d) Multiemployer Plans. Except as set forth in Schedule 7.31(d), none of the Seller, the Joint Ventures nor any of their respective ERISA Affiliates are, or at any time during the six (6) year period ended on August 2, 2007 were, obligated to contribute to a Multiemployer Plan. None of the Seller, the Joint Ventures, nor any of their respective ERISA Affiliates have made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA.

(e) Claims and Litigation. Except as set forth in Schedule 7.31(e), no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Seller, threatened against, or with respect to, any of the Plans or with respect to any fiduciary, administrator or sponsor thereof (in their capacities as such), or any party-in-interest thereof.

(f) Excise Taxes, Damages and Penalties. To the knowledge of the Seller, no act, omission or transaction has occurred which would result in the imposition on the Seller or the Joint Ventures with respect to any Plan of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed under subsection (c), (i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(g) Welfare Trusts. Any trust funding a Plan, which is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

Section 7.32 No Brokers

Except for Houlihan Lokey Howard & Zukin retained by and to be paid by the Seller, none of the Principal Stockholders nor the Seller has, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

Section 7.33 Control of Related Businesses

Except as set forth in Schedule 7.33, none of the Principal Stockholders is, alone or with one or more other Persons, the controlling Affiliate of any Entity (other than the Seller) that engages in any line of business which is the same as or similar to the Business in which the Seller engages.

Section 7.34 Disclosure

To the Actual Knowledge of the Seller, no representation or warranty in Article VII or VIII of this Agreement and no statement in any related Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not materially misleading.

ARTICLE VIII.

SPECIAL HEALTH CARE REPRESENTATIONS AND WARRANTIES

As a material inducement to the Buyer Companies to enter into this Agreement and to purchase the Assets from the Seller, the Seller represents and warrants with respect to the Business as set forth below as of August 2, 2007. Such representations and warranties, unqualified by the knowledge of the Seller, are not intended to constitute representations and warranties by the Seller that breaches thereof of which the Seller has no knowledge may not exist, but are given by the Seller solely for the purpose of providing the Buyer Indemnitees with a right of indemnification, to the extent set forth in Article X hereof, with respect to any Damages that the Buyer Indemnitees may suffer as the result of any such breaches.

Section 8.1 Health Care Licenses

(a) All Health Care Licenses applicable to the Seller and the Joint Ventures: (i) have been obtained, are in effect and are set forth in Schedule 8.1(a); (ii) are valid and in good standing in each jurisdiction in which such Health Care Licenses or other Permits were issued or are operable; and (iii) have not been subject to revocation or forfeiture by any Governmental Authority. Except as set forth in Schedule 8.1(a), (x) none of the Seller nor any of the Joint Ventures is party to any order or legal or administrative proceeding with respect to any of the Health Care Licenses, (y) none of the Seller nor any of the Joint Ventures has received notice of any action pending or recommended by any Governmental Authority (or in the case of accreditation, the accrediting body) having jurisdiction over a Health Care License to revoke, withdraw or suspend any such Health Care License which has not been resolved and, (z) no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any Health Care License or to revoke, withdraw or suspend any such Health Care License.

(b) Each of the Seller and the Joint Ventures complies in all respects with all state licensing standards and Legal Requirements, except where the failure to so comply could not reasonably have a Material Adverse Effect on the Seller or the Business.

Section 8.2 No Agency Action or Enforcement

Except as set forth in Schedule 8.2:

(a) None of the Seller nor any of the Joint Ventures is currently, with respect to any Governmental Authority: (i) the subject of any audit, inquiry, focused review or investigation; (ii) party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by the Seller or the Joint Ventures to any Governmental Authority or Third Party Payor, (B) requires any recoupment of money from the Seller or any of the Joint Ventures by any Governmental Authority or Third Party Payor or (C) prohibits any activity currently conducted by the Seller.

(b)(i) The rights of the Seller and the Joint Ventures to receive reimbursements pursuant to any Government Program or Private Program have not been terminated or otherwise adversely affected as a result of any investigation or action by any Governmental Authority or Third Party Payor; (ii) none of the Seller nor any of the Joint Ventures has, on or after January 1, 2002, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization, licensing or certifying agency, other than any such inspection, investigation, survey, audit, monitoring or other form of review that was routinely conducted by any such Governmental Authority, trade association, professional review organization, accrediting organization, licensing or certifying agency and was not based upon, and did not result in a finding of, any Material alleged improper activity, nor have the Seller or any of the Joint Ventures received any notice of a Material deficiency during the past five (5) years in connection with their operations which has not been resolved; and (iii) there are not any outstanding deficiencies or work orders issued by any Governmental Authority having jurisdiction over the Seller or any of the Joint Ventures, or requiring conformity to any applicable agreement, conditions of participation, accreditation standard, statute, regulation, ordinance or bylaw, including the Government Programs and Private Programs.

(c) Neither the Seller nor any of the Joint Ventures is subject to (i) any proceeding to exclude or suspend it or any of its any provider numbers from any Government Program or any Private Program, or (ii) any corporate integrity agreement, settlement agreement, or other comparable agreement or understanding with any Governmental Authority.

(i)	None of the Seller nor any of the Joint Ventures has, within the past seven (7) years, engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a 7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. §§ 3729-3733, the Federal CHAMPUS/TRICARE statute, or any other Federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:

(A)	knowingly and willfully making or causing to be made any false statement or representation of a material fact in any application for any benefit or payment;

(B)	knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(C)	knowingly and willfully failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

(D)	knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (1) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (2) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing, or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, including, except to the extent expressly protected by a safe harbor under the federal anti-kickback statute or an exception to the Stark law self-referral prohibition, (a) making or receiving payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement or otherwise; (b) making or receiving payments for the use of premises leased to or from a physician, a family member of a physician, or an entity in which a physician or family member has an ownership or investment interest; and (c) making or receiving payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician, or an entity in which physician or family member has an ownership or investment interest.

(ii)	Schedule 8.2(c)(ii) lists all financial relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest in the Seller or any of the Joint Ventures, that the Seller or any of the Joint Ventures have had with any individual known by them to be a physician or an immediate family member of a physician within the past seven (7) years, other than financial relationships with the medical directors and medical advisors of the Seller and the Joint Ventures which have been fully disclosed in writing by the Seller to the Buyer Companies. For purposes of this Section, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

(iii)	None of the Seller nor any of the Joint Ventures has received any notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor is there, to the knowledge of the Seller, any reason to believe that such qualification may be terminated or withdrawn.

(iv)	Except as set forth in Schedule 8.2(c)(iv), no officer, director, current employee or former employee of the Seller or any of the Joint Ventures (in the case of former employees, before or during the course of employment) and, to the knowledge of the Seller, no other party to any Contractual Commitment who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program:

(A)	has been convicted of or charged with any violation of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or any other Governmental Program;

(B)	has been convicted of, charged with, or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(C)	is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in Medicare, Medicaid, any other Federal Health Care Program, or any other Governmental Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(d) The Seller and the Joint Ventures have (i) verified, or in the case of independent contractors, received verification from such independent contractors with respect to, the credentials of employees and independent contractors providing patient care or other services reimbursable under Government Programs, (ii) conducted criminal background checks on all such employees and independent contractors, and (iii) screened all such employees and independent contractors under the List of Excluded Individuals/Entities.

(e) None of the Seller nor any of the Joint Ventures has received any notice of any claim, requirement or demand of any Governmental Authority to provide additional personnel, training or supervision so as to conform to or comply with any existing Legal Requirement. True and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in Schedule 8.2(c)(iv) have been made available to the Buyer Companies.

(f) Except as set forth in Schedule 8.2(f), none of the Seller, the Joint Ventures nor any of their respective employees on its behalf has entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest with any Person (other than incidental stock ownership of less than five percent (5%) of a publicly-traded company), including a hospital or a drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for, the Seller or any of the Joint Ventures.

(g) Except as set forth in Schedule 8.2(g), none of the Seller nor any of the Joint Ventures has any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Authority or any administrator of any Private Program with respect to the Business of the Seller and the Joint Venture.

(h) The Seller and the Joint Ventures comply with all requirements regarding collection of co-payments and deductibles and reimbursement of credit balances under Government and Third Party Programs.

Section 8.3 HIPAA Compliance

(a) The Seller and the Joint Ventures have established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(b) Except as set forth in Schedule 8.3(b), the Seller and the Joint Ventures are in compliance with HIPAA Privacy and Security Standards, the Seller and the Joint Ventures are not aware of any incident reports or allegations that they have breached the HIPAA Privacy and Security Standards and the Seller and the Joint Ventures have maintained an accounting of any disclosures required by HIPAA. Attached to Schedule 8.3(b) are all consultant reports, corrective action and plans of action for implementation of any HIPAA requirements with respect to the Business of the Seller and the Joint Ventures under the Privacy and Security Standards.

Section 8.4 Billing Practices

All reports, cap reports, cost reports, billings, claims or other filings for professional and related services submitted by or on behalf of the Seller and the Joint Ventures to any Governmental Program, including fiscal intermediaries and/or carriers and insurance carriers for any Government Program, or any Private Program, including any Third Party Payors, have been timely submitted in compliance with all applicable Legal Requirements and are accurate and complete in all material respects. To the knowledge of the Seller, the Seller and the Joint Ventures have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports, cap reports, cost reports, billings or other filings and have not claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by law. Except as set forth in Schedule 8.4: (a) there are no pending appeals, adjustments, challenges, audits, inquiries, additional document requests, litigation or notices of intent to audit, reopening of cost reports, Notices of Program Reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, cap reports, cost reports, billings or other filings related to and of the Business of the Seller and the Joint Ventures, and (b) during the last five (5) years, the Seller and the Joint Ventures have not been audited or surveyed, or otherwise examined, by any

Government Program or Private Program. The Seller and the Joint Ventures have responded timely to all requests for information from Governmental Authorities and Third Party Payors with respect to the Business of the Seller and the Joint Ventures.

Section 8.5 Regulatory Compliance

(a) The Seller and the Joint Ventures are in compliance with all Legal Requirements except where the consequences of non-compliance could not reasonably have a Material Adverse Effect on the Seller or the Business. The Seller and the Joint Ventures are not relying on any exemption from or deferral of any Legal Requirements that would not be available to the Buyer Companies after the related Closing. Each of the Seller and the Joint Ventures, as holder of provider numbers with Medicare and Medicaid, is qualified as a participating provider under the programs in which it participates. The Seller and the Joint Ventures have not received any notice indicating that such qualification will be terminated or withdrawn. The Seller and the Joint Ventures have timely filed all material claims or other reports required to be filed with Third Party Payors in the ordinary course of business, and all such claims or reports are complete and accurate in all material respects.

(b) None of the Seller, the Joint Ventures or any of their respective directors, officers, agents, representatives or employees, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller, any of the Joint Ventures or any Affiliate of the Seller or any of the Joint Ventures, or (iv) to induce or reward the referral of business or services that are billed to any Governmental Program or Private Program.

(c) No referral source of the Seller or any of the Joint Ventures maintains an ownership interest in, or compensation arrangement with, the Seller or any of the Joint Ventures in contravention of the Stark Law.

(d) The Seller and the Joint Ventures maintain a “Compliance Program and Code of Conduct”, a copy of which has been previously provided to the Buyer Companies. The Seller and the Joint Ventures promptly and duly investigate any reports of alleged compliance violations, conduct internal audits and take corrective action, including repayment of any overpayments.

Section 8.6 Third Party Reimbursements

Each of the Seller and the Joint Ventures is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, (Medicare, Medicaid, and all other similar Federal, state or local reimbursement or governmental programs are hereinafter referred to collectively as the “Government Programs”). The Seller and the Joint Ventures have current provider numbers and provider agreements for such Government Programs and with such private non-governmental programs, including any private insurance program, under which they directly or indirectly are presently receiving payments or are eligible to receive payments (such non-governmental programs herein referred to as “Private Programs”). The Seller and the Joint

Ventures are in compliance with all requirements of each Government Program and each Private Program, except where the failure to so comply could not reasonably have a Material Adverse Effect on the Seller or the Business.

ARTICLE IX.

COVENANTS

The Parties mutually agree as follows:

Section 9.1 General

Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article XI below, but nothing herein shall require a Party to waive any such condition).

Section 9.2 Operation of Business

Up and until the First Closing, except as the Buyer Companies may approve otherwise, which approval shall not be unreasonably withheld or delayed, or as otherwise expressly contemplated or permitted by the Transaction Documents, the Seller shall, and shall cause the Joint Ventures to, (i) conduct the Business in the ordinary course in accordance with past practice, (ii) not deplete, other than in the ordinary course of business, the Assets or the Joint Ventures’ Assets and (iii) exert commercially reasonable efforts to maintain the goodwill of the medical staff and communities that are served by the Agencies in a manner consistent with normal business practices. For the period from the First Closing up until the Subsequent Closing, if any, relating to the West Virginia Assets and/or the Assets of the Portland Agency, as the case may be, the Seller agrees to comply with the preceding sentence to the extent applicable.

Section 9.3 Access to Records

Prior to the First Closing, the Seller shall afford to the officers, employees, accountants, legal counsel and other Representatives of the Buyer Companies access to the officers, employees, legal counsel, auditors, properties, books, records and personnel (and, at an appropriate time to be agreed by the Buyer Companies and the Seller, the customers and vendors) of the Seller and the Joint Ventures, in order for the Buyer Companies to make such due diligence investigation of the Business of the Seller and the Joint Ventures as they may reasonably desire in connection with the transactions contemplated by this Agreement. The Buyer Companies shall be entitled to rely upon the representations and warranties of the Seller and the Principal Stockholders contained herein, despite any such investigation.

Section 9.4 Public Announcements

Prior to the First Closing, none of the Parties shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance. After the First Closing, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Seller or the Joint Ventures will be issued without the approval of the Buyer Companies (which approval, in each case, shall not be unreasonably withheld or delayed).

Section 9.5 Litigation Support

In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under any Transaction Document or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the related Closing Date involving the Business of the Seller and the Joint Ventures, the Parties agree to (i) cooperate with the contesting or defending party and its counsel, (ii) make available the employees of the Business of the Seller and the Joint Ventures then employed to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) subject to an acceptable confidentiality agreement, provide access to books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 9.6 Transfer Taxes

The Seller shall pay to the Buyer Companies one-half of any and all transfer taxes, stamp and recording taxes, sales, use and gross receipts taxes and other miscellaneous closing fees or costs associated therewith (collectively, “Transfer Taxes”), and the Buyer Companies shall pay the Transfer Taxes in full when due to the proper Governmental Authorities. Other miscellaneous expenses, certification costs and other miscellaneous expenses in connection therewith, if any, shall be paid by the Party incurring them. The Threshold Amount shall not be applicable to this Section 9.6.

Section 9.7 Further Assurances

From and after the related Closing, the Buyer Companies and the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 9.8 Regulatory Approval

(a) The Seller shall deliver to the Buyer Companies at or prior to the related Closing all such documents as the Buyer Companies may reasonably request to obtain Federal and State approval of the change of ownership (“CHOW”) of the Agencies for which the related Assets were purchased and sold at the related Closing contemplated by this Agreement.

(b) Each of the Seller and Amedisys, Inc. shall file as soon as practicable, and in any event no later than five (5) business days after August 2, 2007, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the HSR Act and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by the foregoing Governmental Authorities relating to antitrust matters). Each of the Seller and Amedisys, Inc. shall (i) respond as promptly as practicable to any inquiries or requests received from the foregoing Governmental Authorities for additional information or documentation, (ii) not voluntarily extend any waiting period under the HSR Act or enter into any agreement with the foregoing Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable state antitrust or trade regulation law. Each of the Seller and Amedisys, Inc. shall use its reasonable commercial efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable. Each of the Seller and Amedisys, Inc. shall (A) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority to the extent permitted by applicable law and, subject to applicable law, permit the other Party to review in advance any proposed written communication to any of the foregoing, (B) to the extent permitted by applicable law, not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable law, furnish the other Party with copies of all correspondence, filings, and written communications between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such Party shall use its reasonable commercial efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable law or cause the loss of the attorney-client privilege with respect thereto).

(c) Notwithstanding anything contained herein to the contrary, the purchase and sale of the West Virginia Assets shall not occur until the West Virginia Approvals have been obtained and the purchase and sale of the Assets related to the Portland Agency shall not occur until the Oregon Regulator’s Written Confirmation has been obtained.

Section 9.9 Transfer of Telephone and Fax Numbers

In the event that it is not possible to transfer to the Buyer Companies any or all of the telephone and fax numbers (as listed on Schedule 1.1) used by the Seller in the Business, the Seller hereby agrees to use its best efforts to forward all post-Closing telephone and fax communications intended to be delivered to the Buyer Companies (or their respective Affiliates) to the Buyer Companies within a reasonable period. The Seller also hereby agrees to maintain in working order for a period of ninety (90) days after the related Closing any telephone or fax numbers listed on Schedule 1.1 that were not able to be transferred to the Buyer Companies at or prior to the related Closing and any telephone equipment related thereto not transferred to the Buyer Companies at the related Closing.

Section 9.10 Access to the Seller’s Software and Network Post-Closing; Continued Operation of and Access to the Seller’s Network Post-Closing

(a) The Seller will cause its software vendors to give Representatives of the Buyer Companies access to the Misys and STAT 2 software systems licensed to the Seller for a period of ninety (90) days after the date on which the software system of the last Agency or Joint Venture is converted to the Buyer Companies’ network (“AMS2”), but in no event later than one hundred fifty (150) days after the last Closing Date (such period, the “Access Period”), for purpose of facilitating the transfer to the Buyer Companies’ software systems of electronic data pertaining to the Assets and to the patients of the Seller and the Joint Ventures. In addition, the Seller shall maintain during the Access Period, one computer or network station at each of the Agencies, and the Buyer Companies and their Representatives shall have full access to this computer or network station during the Access Period. At least one former employee of the Seller who is employed by one of the Buyer Companies post-Closing shall retain access to the Seller’s networks and software during the Access Period for the limited purpose set forth in this Section 9.10.

(b) Amedisys, Inc. has provided the Seller with a schedule setting forth the dates on which it plans to convert each Agency or Joint Venture from the Seller’s software systems to AMS2. The Seller agrees to permit the Buyer Companies to use its software systems for the operation of each Agency until such conversion is complete and to provide resources, as reasonably requested by Amedisys, Inc., from its corporate headquarters and staff to assist in the operation thereof.

Section 9.11 Record Retention

Prior to the seventh (7th) anniversary of the related Closing Date, neither the Buyer Companies nor any of their Affiliates shall dispose of or destroy any of the books and records of the Seller that may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of the Seller relating to the Business of the Seller and the Joint Ventures. The Buyer Companies shall allow the Seller access to such books and records during normal business hours upon reasonable advance notice, and shall permit the Seller to make copies thereof at its expense.

Section 9.12 Billing Function

Following the related Closing, the billing and collection relating to all patients of the Seller (for the Agencies the Assets of which were purchased and sold at the related Closing) shall be in accordance with the A/R Collection Agreement. As of the related Closing Date, the Seller shall suspend billing (regardless of whether the patient is serviced by Medicare, Medicaid or private payors) for all post-Closing non-Straddle Episode patients (including billing RAP Payments pertaining to the beginning of an episode of care and billing final payments at the completion of an episode of care)(for the Agencies the Assets of which were purchased and sold at the related Closing). The Buyer Companies will process all post-Closing billing for the Straddle Episode patients.

Section 9.13 Access to Information Post-Closing, Etc.

(a) From and after the related Closing Date, the Seller shall provide the Buyer Companies with such access relating to the billing and collection records of its patients as is set forth in the A/R Collection Agreement.

(b) From August 2, 2007, through the related Closing Date, (i) the Seller shall comply with the obligations to be performed by it prior to the related Closing as contemplated by the A/R Collection Agreement, including Sections 5(b), 12 and 13 thereof; and (ii) the Seller shall cooperate with the Buyer Companies and their Representatives to apply for at least three new Direct Data entry login names and passwords for each Provider Number for the Buyer Companies to use post-Closing.

(c) At the related Closing, the Seller shall provide the following to the Buyer Companies (for the Agencies the Assets of which were purchased and sold at the related Closing): (i) for each Provider Number, the National Provider Identifier login name and password; and (ii) for each Fiscal Intermediary (on a regional basis), the Direct Data entry login name and password.

Section 9.14 No Shop

The Seller agrees that during the period beginning on August 2, 2007, and ending on the earlier of the related Closing or the termination of this Agreement, it shall not, and shall not permit any of the Joint Ventures, or any of its or their Affiliates or their respective Representatives, directly or indirectly, to initiate, solicit, encourage, enter into or continue any discussions, negotiations, understandings, arrangements or agreements relating to a proposed sale, exchange, transfer, merger or other disposition of any portion of the Assets or Joint Ventures’ Assets out of the ordinary course of business or any equity or other ownership rights in the Seller or any Joint Venture (each, an “Acquisition Proposal”), or provide any assistance, information or data to any other Person in connection with an Acquisition Proposal, except with respect to the Buyer Companies, their Affiliates and their respective Representatives. In the event that the Seller receives any inquiry, proposal or offer, or has or becomes aware of any contact, within this Section 9.14, the Seller shall provide the Buyer Companies with notice thereof promptly following the receipt thereof, including the identity of the prospective purchaser or soliciting party and the terms of any such proposal and a copy thereof.

Section 9.15 Exculpation

All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the First Closing existing as of the Closing Date of the First Closing in favor of the current or former members, directors, managers, officers and employees of any of the Joint Ventures, as provided in the Charter Documents or any indemnification agreements of any of the Joint Ventures and pursuant to applicable law, shall survive the First Closing; provided, however, that nothing in this Section 9.15 shall prejudice the Buyer Companies’ rights to indemnification hereunder.

Section 9.16 Release of Joint Ventures

Subject to Section 9.15 and except for any sums due to the Seller under a management services agreement with respect to the period prior to the First Closing and for any other liabilities or obligations of the Joint Ventures set forth on Schedule 9.16, which sums, liabilities and obligations are (a) included on the Closing Balance Sheet and the Estimated Closing Statement, and (b) shall be paid in full within forty-five (45) days of the Closing Date of the First Closing, effective upon the First Closing, the Seller hereby irrevocably waives, releases and discharges forever each of the Joint Ventures from any and all liabilities and obligations to, and agreements with, the Seller of any kind or nature whatsoever, whether in its capacity as the Seller hereunder, as a member of any of the Joint Ventures or otherwise, including in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Seller hereby covenants and agrees that it, he or she will not seek to recover any amounts in connection therewith or thereunder from any of the Joint Ventures.

Section 9.17 Access to Employees; Cooperation Throughout the Pre-Closing Process

(a) From August 2, 2007, to the related Closing Date, the Seller shall have provided the Buyer Companies the opportunity reasonably requested by them to contact and have access to those employees of the Seller and the Joint Ventures that the Buyer Companies plan to retain post-Closing for pre-Closing introductions and training sessions. Access to the Seller’s and the Joint Ventures’ employees for introductions and pre-Close training, shall include the following:

(i)	The Seller’s consent to conduct employee meetings at least three weeks prior to the related Closing;

(ii)	Weekly preparation calls to occur once per week beginning four weeks prior to the related Closing;

(iii)	Up to four one-hour sessions of online training; and

(iv)	One day of offsite training for all administrative employees.

(b) Prior to the related Closing, the Seller shall provide to the Buyer Companies information and access reasonably requested by them necessary to proceed with their pre-Closing integration processes (referred to as the “Go Live” processes). The Seller shall also use all commercially reasonable methods to assist the Buyer Companies in the transfer of data from the Seller’s and the Joint Ventures’ networks to the Buyer Companies Network (AMS2), provided that the Buyer Companies have executed any instruments necessary to ensure that such transfer complies with HIPAA and other Legal Requirements governing the transfer or sharing of confidential patient information.

Section 9.18 Tax Matters

Following the First Closing, the Seller shall be responsible for timely preparing, or causing to be timely prepared, at the Seller’s cost, all Returns of the Joint Ventures that are due with respect to any period through and including the Closing Date of the First Closing (all such Returns to be subject to the Buyer Companies’ prior review and consent, which consent shall not be unreasonably withheld or delayed). The Seller shall pay or cause to be paid the portion of all Taxes shown as due and owing on all Returns described in the preceding sentence attributable to its J/V Equity Interests (to the extent such Taxes are not included in the adjustments to the Purchase Price pursuant to Section 3.19). Upon such review and consent thereto, the Buyer Companies shall cause them to be signed and filed by the Joint Ventures.

Section 9.19 Miscellaneous Covenants of the Seller

(a) Prior to the First Closing the Seller shall cause any and all Liens on the Assets to be released.

(b) The Seller and each of the Buyer Companies shall perform in full when due any and all of its obligations under the A/R Collection Agreement(s).

(c) The Seller shall pay in full, prior to the First Closing, sums due to the Medicare program with respect to hospice overpayments asserted by the program for the program’s fiscal years 2004 and 2005 with respect to the Agency operating under the name Total Home Care & Hospice.

(d) For a period of ninety (90) or, at its election, one hundred eighty (180) days after the Closing Date of the First Closing (the “Collection Period”) and subject to the approval of the other members of the Joint Ventures, the Seller shall, at its sole cost and expense, exert its customary efforts to collect on behalf of the Joint Ventures the accounts receivable of the Joint Ventures outstanding on the Closing Date of the First Closing and will keep the Buyer Companies fully informed regarding such efforts and the results thereof. The Buyer Companies will cooperate with such collection efforts and will provide the Seller with reasonable access to such data, information systems, personnel and other resources within their control as the Seller may reasonably request to perform such collection efforts. At the end of the Collection Period, the Buyer Companies shall cooperate with any request by the Seller to purchase some or all of such accounts receivable that remain uncollected at that time. The purchase price for such receivables shall be the sums actually collected by the Seller after the Collection Period multiplied times a fraction equal to 1 minus the applicable J/V Equity Interest, such purchase price to be paid to the Buyer Companies, for the account of the hospital member of the applicable Joint Venture, within the month following the month of collection.

(e) The Threshold Amount shall not be applicable to this Section 9.19.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants

(a) Each of the representations and warranties contained in this Agreement and the indemnification obligations set forth in this Article X shall survive the related Closing and shall continue to survive thereafter through the third (3rd) anniversary of the related Closing Date (the “Survival Period”), after which third (3rd) anniversary they shall terminate and be of no further effect (other than claims previously asserted under Article X and pending with respect thereto which shall survive until the final resolution of such claims), except for such indemnification obligations with respect to Medicare Recoupment Claims and Health Care Liability Claims which shall survive until the expiration of the applicable statute of limitations (including any period of interruption or tolling)(the “Extended Survival Period”). For purposes hereof, “Medicare Recoupment Claims” shall mean any liabilities of the Seller or the Joint Ventures under the Medicare Program, including cost report liabilities and adjustments or other recoupments related to PEPs or M0175 recoveries. For purposes hereof, “Health Care Liability Claims” shall mean any liabilities of the Seller or the Joint Ventures relating to any investigations, actions, demands or charges brought by the Office of Inspector General, the U.S. Department of Justice, a Medicaid Fraud Control Unit, or any other administrative, enforcement or prosecutorial authority, related to health care fraud, abuse or other misconduct.

(b) The covenants and agreements contained herein to be performed or complied with after the related Closing shall survive in accordance with their respective terms or, absent a specific term, until expiration of the applicable statute of limitations. This Article X shall survive the related Closing.

Section 10.2 Indemnification Obligations of the Seller

Subject to the provisions of Section 10.4 below, the Seller shall indemnify and hold harmless each of the Buyer Companies, Amedisys, Inc., their respective Affiliates, and the respective equity holders, officers, managers, directors, employees and agents of each (collectively, the “Buyer Indemnitees”) from and after the related Closing, in respect of (a) any Damages (subject to the limitations set forth in this Article X) that any Buyer Indemnitee suffers, sustains or becomes subject to as a result of, arising out of, or in connection with: (i) the breach by the Seller of any of the covenants or undertakings made by the Seller in this Agreement or made by Seller or any of the Principal Stockholders, as the case may be, in any other Transaction Document (including without limitation the Non-Competition Agreement and the Stockholder Guaranty Agreement), (ii) the inaccuracy or the breach by (A) the Seller of any of the representations and warranties of the Seller contained in Article VII or VIII or elsewhere in this Agreement, any related Schedule or any other Transaction Document or (B) any of the Principal Stockholders of any of their representations and warranties in any Transaction Document to which they are parties; (iii) the conduct of the Business (other than the West Virginia Assets and the Assets of the Portland Agency if not included in the First Closing) prior to the First Closing and with respect to the West Virginia Assets and the Assets of the Portland Agency, prior to the related Subsequent Closing, except for the Assumed Liabilities; (iv) the Retained Liabilities; (v) any amounts owing by the Seller to Houlihan Lokey Howard & Zukin or any other broker or finder claiming through or under the Seller; and (vi) any Litigation related to the matters described on Schedule 7.11 and the matters identified on Schedule 10.2; and (b) Consequential Damages.

Section 10.3 Indemnification Obligations of the Buyer Companies

Subject to the provisions of Section 10.4 below, the Buyer Companies shall jointly and severally indemnify and hold harmless the Seller, its Affiliates, and its equity holders, officers, managers, directors, employees and agents of each (excluding, after the First Closing, the Joint Ventures and their respective Affiliates, and the respective equity holders, officers, managers, directors, employees and agents of each) (collectively, the “Seller Indemnitees”) from and after the related Closing, in respect of any Damages which any Seller Indemnitee suffers, sustains or becomes subject to as a result of, arising of, or in connection with: (i) the breach by the Buyer Companies of any of the covenants or undertakings made by them in this Agreement or any other Transaction Document, (ii) the inaccuracy or the breach of any of the representations and warranties of the Buyer Companies contained in this Agreement, (iii) the conduct of the Business (other than the West Virginia Assets and the Assets of the Portland Agency if not included in the First Closing) after the First Closing and with respect to the West Virginia Assets and the Assets of the Portland Agency, after the related Subsequent Closing, except for the Retained Liabilities; and (iv) the Assumed Liabilities.

Section 10.4 Conditions of Indemnification

No Party shall be entitled to assert any claim for indemnification pursuant to Section 10.2 or 10.3 unless such claim is asserted by an Indemnification Claim Notice given prior to the expiration of the Survival Period or the Extended Survival Period, as applicable. In the case of the Buyer Indemnitees, no claim for indemnification may be asserted under Section 10.2, except as to amounts due under Sections 3.3, 3.4, 3.5, 3.7 and 3.9, unless, until and only to the extent that the aggregate amount of the Damages attributable to the Buyer Indemnitees for indemnification under Section 10.2, other than Damages attributable to Medicare Recoupment Claims, exceeds the Threshold Amount; provided, the Threshold Amount shall not be applicable to indemnification under Section 10.2 attributable to Medicare Recoupment Claims or ERISA matters set forth in Section 7.31; and provided further that Damages arising out of the inaccuracy or breach of any representation or warranty by the Seller shall be determined, for purposes of satisfying the Threshold Amount, without regard to any qualifications therein referring to “material,” “materiality,” or “Material Adverse Effect” or any other qualifications of similar import or effect. Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate obligation of the Seller pursuant to this Article X shall not exceed the outstanding amount of the Promissory Note at the time that the Buyer Indemnitee makes a claim for indemnity, except there shall be no limitation on the obligation of the Seller pursuant to this Article X with respect to Damages incurred by the Buyer Companies resulting from, arising out of or in connection with inaccuracies or breaches of representations, warranties and covenants relating to any of the following: (a) the Seller’s title to the Assets; (b) the validity and enforceability of this Agreement against the Seller; (c) any Medicare Recoupment Claims; (d) any Healthcare Liability Claims; (e) ERISA matters set forth in Section 7.31; (f) intentional misrepresentations of the Seller made with the Actual Knowledge of the Principal Stockholders; or (g) Consequential Damages. Notwithstanding the foregoing, under no circumstances shall the aggregate liability of the Seller for monetary damages arising under or in connection with this Agreement or the transactions contemplated hereby exceed the Purchase Price actually paid to the Seller.

Section 10.5 Indemnification Procedures

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 10.2 or 10.3 above (an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Governmental Authority or other third Person (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Section 10.2 or 10.3 above must be made by written notice given within the applicable survival period specified in Section 10.1 above). Such notice must contain a description of the claim and the nature and amount of Damages (to the extent that the nature and amount of Damages is known at such time). Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument. Failure to give or delay in giving notice shall not excuse the Indemnifying Party from liability for indemnification except to the extent that the Indemnifying Party is prejudiced by such failure or delay or if the Indemnification Claim Notice is delivered after the time specified in Section 10.1. Notwithstanding the foregoing, in accordance with the provisions of Section 3.8 herein, the Buyer Companies have no obligation to give the Seller notice of any take-back, recoupment or withhold described in Section 3.8 except as provided in Section 3.8.

(b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article X with respect to Damages arising from any Third Party Claims that are subject to the indemnification provided in Section 10.2 or 10.3 above shall be governed by the following additional terms and conditions:

(i)	At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent (which consent shall not be unreasonably withheld or delayed) unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (ii) the Indemnifying Party notifies the Indemnified Party in writing that it will indemnify the Indemnified Party against any Damages arising out of such Third Party Claim (subject to the limitations set forth in Section 10.4), and (iii) the suit, action, claim, liability or obligation does not seek to impose any liability, obligation or restriction upon the Indemnified Party other than for money damages).

(ii)	Notwithstanding Section 10.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ satisfactory counsel (following written notice from the Indemnified Party), in which case the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(iii)	The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be withheld or delayed unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any obligations on it other than monetary obligations that are being fully discharged simultaneously by the Indemnifying Party.

(c) Manner of Payment.

(i)	Any indemnification obligations of the Seller pursuant to Section 10.2 shall be paid promptly by wire transfer of immediately available funds, to an account designated in writing by the applicable Buyer Indemnitees, within thirty (30) days after the final determination thereof.

(ii)	Any indemnification obligations of the Buyer Companies pursuant to Section 10.3 shall be paid promptly by wire transfer of immediately available funds, to an account designated in writing by the applicable Seller Indemnitees, within fifteen (15) days after the final determination thereof.

Section 10.6 Miscellaneous Indemnification Provisions

(a) Indemnification payments from the Seller to a Buyer Indemnitee shall be deemed a reduction in the Purchase Price.

(b) The Parties shall exert good faith efforts to settle any non-Third Party Claims prior to the commencement of any legal action.

Section 10.7 Certain Other Indemnity Matters

(a) From and after the related Closing, the Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, the breach of this Agreement, the subject matter of this Agreement or the transactions contemplated hereby, other than claims of fraud or claims for equitable injunctive relief with respect to any violation of the covenants in Section

14.1, shall be pursuant to the provisions set forth in this Article X or, to the extent applicable, Sections 3.4(b), 3.7, 3.8 and 3.9. In the event that any Party asserts a claim of fraud against another Party outside this Article X as permitted in the preceding sentence and is (A) unsuccessful in obtaining an unappealable judgment from a court of competent jurisdiction finding such fraud, then such Party shall pay to the other Party the reasonable fees of and actual disbursements by the attorneys, consultants, experts and other Representatives of the other Party, including its Litigation costs, in connection with such litigation (collectively, “Legal Fees”), or (B) successful in obtaining such judgment, then such Party shall be entitled to recover its Legal Fees from the other Party. Notwithstanding the foregoing, under no circumstances shall the aggregate liability of the Seller for monetary damages arising under or in connection with this Agreement or the transactions contemplated hereby, including without limitation any claims for fraud asserted under this Section 10.7(a), exceed the Purchase Price actually paid to the Seller.

(b) In addition to the right of offset to which the Buyer Companies are entitled as provided elsewhere in this Agreement and the A/R Collection Agreement(s), the Buyer Companies, or any one of them, with the written consent of the Seller (which consent shall not be withheld or delayed except where the Seller disputes in good faith the Buyer Companies’ claim for indemnification or the amount thereof), shall be entitled to offset against the unpaid portion of the Promissory Note(s) any amounts owing by the Seller to them or it under this Article X. In the absence of such consent from the Seller, such amounts shall be paid into escrow under Section 3.8 and held, invested and disbursed in accordance with the Escrow Agreement.

Section 10.8 Jurisdiction and Venue

Each Indemnifying Party (i) consents to the jurisdiction of any state or federal court sitting in the State of Delaware for purposes of the assertion by such Indemnified Party of any claim such Indemnified Party may have against such Indemnifying Party with respect to a Third Party Claim or the matters alleged therein, and (ii) agrees that process may be served on such Indemnifying Party with respect to such a claim by the Indemnified Party anywhere in the world, provided that such process shall not be valid unless and until a copy of it is provided to the Indemnifying Party to be served with such process as if such process were a notice being given to such Indemnifying Party under Section 14.6.

ARTICLE XI.

CONDITIONS TO THE CLOSINGS

Section 11.1 First Closing Conditions – The Buyer Companies

The obligation of the Buyer Companies to consummate the First Closing is subject to the satisfaction as of the time of the First Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. (i) Each representation and warranty set forth in Articles VII and VIII above shall be true and correct in all material respects (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct as drafted) at and as of the First Closing as though then made (other than representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) the Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by the Seller pursuant to the Transaction Documents prior to the First Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Governmental Authority the result of which could be reasonably likely to prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Absence of Changes. Since the date of the most recent Financial Information presented to the Buyer Companies prior to August 2, 2007, no event or circumstance resulting in or reasonably likely to have a Material Adverse Effect on the Seller or the Business shall have occurred.

(d) Closing Documents. The Seller shall have delivered to the Buyer Companies an executed copy of each Transaction Document to which it or its Affiliates is a party.

(e) Legal Requirements. All Legal Requirements, including those under Health Care Laws and under any of the Seller’s and the Joint Ventures’ respective Health Care Licenses, shall have been fulfilled or complied with.

(f) Consents. All consents other than the West Virginia Approvals required for (i) the sale of Assets contemplated by this Agreement other than the West Virginia Assets, or (ii) the continued validity following the First Closing of any assignable Health Care License or material agreement of the Seller and the Joint Ventures shall have been obtained and delivered to the Buyer Companies.

(g) Related Party Agreements. The parties to each Retained Related Party Agreement listed on Schedule 11.1(g), if any, shall have confirmed to the Buyer Companies in writing that such Retained Related Party Agreement (i) is in full force and effect, (ii) will not be breached by the transactions contemplated by this Agreement, and (iii) for a period of six months following the First Closing, may be terminated by the Seller on written notice of at least thirty (30) days.

(h) Access to Employees; Cooperation Throughout the Pre-Closing Process. The Seller shall have complied with its obligations under Section 9.17.

(i) Waiting Periods Under HSR Act; Consents and Approvals. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and (ii) the Parties shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Section 5.2(b) and Section 7.3 above.

(j) Resignations. The Buyer Companies shall have received the resignations, effective as of the First Closing, or evidence of removal as of the First Closing, of all members of the Board of Managers of each of the Joint Ventures appointed by the Seller.

(k) Stockholder Guaranty Agreement. The Principal Stockholders shall have executed and delivered the Stockholder Guaranty Agreement to the Buyer Companies.

(l) Non-Competition Agreements. The Principal Stockholders shall have executed and delivered the Non-Competition Agreement to Amedisys, Inc. and each of LaVonda Fox, Robert Wieger, Patricia Heggie and Janice Bivins shall have either agreed to accept employment by the Buyer Companies after the First Closing or shall have executed and delivered non-competition agreements to Amedisys, Inc. containing terms substantially similar to the Non-Competition Agreement except the restricted territory therein shall be limited to the counties in which Seller is currently conducting the Business, provided that the Seller shall have no obligation to obtain such a non-competition agreement from any of these individuals nor any liability under this Agreement for his or her failure to execute such an agreement.

The Buyer Companies may waive any condition set forth in this Section 11.1, except the condition in Section 11.1(e) and (i).

Section 11.2 First Closing Conditions – The Seller

The obligation of the Seller to consummate the First Closing is subject to the satisfaction as of the time of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. (i) Each representation and warranty set forth in Article V above shall be true and correct in all material respects (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct as drafted) at and as of the First Closing as though then made (other than representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) the Buyer Companies and Amedisys shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by the Seller pursuant to the Transaction Documents prior to the First Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Governmental Authority the result of which could be reasonably likely to prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Closing Documents. The Buyer Companies shall have delivered to the Seller an executed copy of each Transaction Document to which they are a party.

(d) Legal Requirements. All Legal Requirements, including those under any Health Care Laws and under any of the Seller’s Health Care Licenses, shall have been fulfilled or complied with.

(e) Waiting Periods Under HSR Act; Consents and Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Section 5.2(b) and Section 7.3.

(f) Amedisys Guaranty Agreement. Amedisys, Inc. shall have executed and delivered the Amedisys Guaranty Agreement to the Seller.

(g) Absence of Changes. Since August 2, 2007, no event or circumstance resulting in or reasonably likely to have a Material Adverse Effect on Amedisys, Inc. shall have occurred.

The Seller may waive any condition set forth in this Section 11.2, except the condition in Section 11.2(d).

Section 11.3 Subsequent Closing Conditions

The obligation of Amedisys West Virginia, L.L.C. and Amedisys Oregon, L.L.C., on the one hand, and Seller, on the other hand, to consummate a Subsequent Closing of the West Virginia Assets or the Assets of the Portland Agency, as the case may be, is subject to the satisfaction as of the time of the Subsequent Closing of the following conditions precedent (if not satisfied at the time of the First Closing):

(a) In the case of the West Virginia Assets, the sale of the West Virginia Assets at a Subsequent Closing shall be conditioned only on the following: the West Virginia Approvals shall have been obtained, no termination of the West Virginia Management Services Agreement shall have occurred, and the applicable Transaction Documents shall have been delivered.

(b) In the case of the Assets of the Portland Agency, the sale of the Portland Agency’s Assets shall be conditioned only on the receipt of the Oregon Regulator’s Written Confirmation no later than December 1, 2007, and delivery of the applicable Transaction Documents.

Section 11.4 Frustration of Closing Conditions

None of the Seller nor the Buyer Companies may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’ s failure to act in good faith or to use its reasonable best efforts to cause the related Closing to occur, as required by Section 9.1.

Section 11.5 Specific Performance

Each Party shall be entitled to specific performance in the event the other Party fails to perform any of its obligations which are conditions to the related Closing.

ARTICLE XII.

[INTENTIONALLY OMITTED]

ARTICLE XIII.

TERMINATION

Section 13.1 Termination of Agreement

The Parties may terminate this Agreement as provided below:

(a) The Parties may terminate this Agreement by mutual written consent of the Seller and the Buyer Companies at any time prior to the First Closing;

(b) The Buyer Companies may terminate this Agreement by giving written notice to the Seller at any time prior to the First Closing (i) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement, the Buyer Companies have notified the Seller of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the First Closing shall not have occurred on or before November 1, 2007, by reason of the failure of any condition precedent under Section 4.1 (unless the failure results primarily from the Buyer Companies breaching any representation, warranty or covenant contained in this Agreement);

(c) The Seller may terminate this Agreement by giving written notice to the Buyer Companies at any time prior to the First Closing (i) in the event the Buyer Companies have breached any material representation, warranty or covenant contained in this Agreement, the Seller has notified the Buyer Companies of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the First Closing shall not have occurred on or before November 1, 2007, by reason of the failure of any condition precedent under Section 11.2 (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement);

(d) The Buyer Companies or the Seller may terminate this Agreement after the First Closing with respect to (i) the West Virginia Assets if the West Virginia Assets were excluded therefrom and the West Virginia Approvals are denied and any period within which to appeal such denial has expired, or (ii) the Assets of the Portland Agency if such Assets were excluded from the First Closing and the Oregon Regulator’s Written Confirmation is not received by December 1, 2007.

Section 13.2 Effect of Termination

(a) Except as hereinafter provided in this Section 13.2, if either Party terminates this Agreement pursuant to Section 13.1(a), (b) or (c), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party. If either Party terminates this Agreement pursuant to Section 13.1(d) with respect to the West Virginia Assets and/or the Assets of the Portland Agency, all rights and obligations of the Parties hereunder with respect to the West Virginia Assets and/or the Assets of the Portland Agency, as the case may be, shall terminate without any liability of either Party; provided, however, such termination shall not affect the purchase and sale of the Assets consummated at the First Closing.

(b) In the event the Buyer Companies terminate this Agreement pursuant to Section 13.1(b)(i), the Buyer Companies shall be entitled to pursue all legal and equitable remedies against the Seller for such breach.

(c) In the event the Seller terminates this Agreement pursuant to Section 13.1(c)(i), the Seller shall be entitled to pursue all legal and equitable remedies against the Buyer Companies for such breach.

(d) All costs, fees and expenses (including reasonable attorney’s fees and expenses) incurred by the nonbreaching Party in connection with the successful enforcement of its rights hereunder with respect to a breach shall be paid by the breaching Party.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Treatment of Confidential Information

(a) The Seller acknowledges that it has had in the past, currently has and in the future may have access to Confidential Information with respect to the Business of the Seller and the Joint Ventures, the Buyer Companies and their respective Affiliates. The Seller agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the Buyer Companies, will not use any such Confidential Information except to perform obligations or enforce its rights under this Agreement, for a period of three (3) years from the date of the related Closing, disclose any such Confidential Information to any Person except (i) Representatives of the Buyer Companies and (ii) its own Representatives, provided that these Representatives agree to the non-use and confidentiality provisions of this Section 14.1; provided, however, that, for purposes of this Section 14.1(a), Confidential Information does not include such information as (i) becomes known to the public generally through no fault of the Seller or its Representatives or (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to the disclosure by the Seller of any information under this clause (ii), the Seller will give prior written notice to the Buyer Companies of the circumstances requiring disclosure and provide the Buyer Companies with the opportunity to contest that disclosure. Notwithstanding the above, in the event that this Agreement is terminated prior to the First Closing, the Seller shall not have any obligation to the Buyer Companies with respect to Confidential Information except with respect to Confidential Information relating to the Buyer Companies and their respective Affiliates.

(b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 14.1(a) and (ii) the immediate and irreparable damage that would be caused to the Buyer Companies for which they would have no other adequate remedy, the Seller agrees that, in the event of a breach or threatened breach by the Seller of the provisions of this Section 14.1 with respect to any Confidential Information, the Buyer Companies and their respective successors and assigns shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, that Confidential Information (without the necessity of posting any bond or proving any actual damages, all of which are waived by the Seller). Nothing herein shall be construed as prohibiting the Buyer Companies from pursuing any other available remedy for that breach or threatened breach, including the recovery of damages.

Section 14.2 Assignment; No Third Party Beneficiaries

This Agreement and the rights of the Parties hereunder may not, except as set forth in this Section 14.2, be assigned without the prior written consent of (i) the Buyer Companies, in the case of any attempted assignment by the Seller, or (ii) the Seller, in the case of any attempted assignment by the Buyer Companies, and will be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 14.2 shall be void. The Buyer Companies may make the following assignments in their sole discretion: (x) the Buyer Companies may (at any time prior to the First Closing) assign, in whole or in part, their rights and obligations pursuant to this Agreement to one or more of their Affiliates (including Affiliates which may be organized subsequent to

August 2, 2007) so long as such assignment would not substantially delay or be likely to cause the rejection of the requisite regulatory approvals; (y) the Buyer Companies may assign their rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer Companies or any of their Affiliates; and (z) the Buyer Companies may assign their rights under this Agreement, in whole or in part, to any subsequent purchaser of the Assets; provided, however, no such assignment shall release the Buyer Companies of any of their obligations hereunder unless the Seller shall otherwise consent. The Seller may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its shareholders or to a trust or other entity owned or controlled by one or more of its shareholders, provided, however, that no such assignment shall release the Seller from any of its obligations hereunder unless the Buyer Companies shall otherwise consent. A Party making any assignment hereunder shall provide prior notice thereof to the other Parties. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto (or a permitted assignee thereof) any rights or remedies hereunder or thereunder.

Section 14.3 Entire Agreement; Amendment; Waivers

This Agreement, which includes the Schedules hereto as provided in Section 14.12, and the documents delivered hereunder constitute the entire agreement and understanding between the Parties and supersede the Initial Agreement and all other prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement, including the Letter of Intent. This Agreement may be amended, and any right hereunder may be waived, if, but only if, that amendment or waiver is in writing and signed by the Parties affected by such amendment. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 14.4 Expenses

Except as Article X may otherwise provide, (i) the Buyer Companies will pay their fees, expenses and disbursements in connection with the subject matter of this Agreement, and (ii) the Seller will pay its fees, expenses and disbursements in connection with the subject matter of this Agreement; provided, however, the Seller, on the one hand, and the Buyer Companies, on the other hand, shall share equally all filing fees under the HSR Act. The Seller will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, the Seller acknowledges that it, and not the Buyer Companies, will pay all income Taxes due by them under applicable Legal Requirements with respect to any consideration payable to the Seller under the Transaction Documents.

Section 14.5 Notices

All notices required or permitted hereunder must be in writing and will be deemed to be duly given to a Party, if personally delivered or if delivered by facsimile, private courier service or United States Postal Service (postage prepaid, certified or registered with return receipt requested), on the date actually delivered to the Party at the address of such Party set forth below or at such other address as such Party may designate by written notice to all other Parties in accordance herewith:

(i)	If to one or more of the Buyer Companies:

Amedisys Alaska, L.L.C.,

Amedisys Colorado, L.L.C.,

Amedisys Idaho, L.L.C.,

Amedisys Kansas, L.L.C.,

Amedisys New Hampshire, L.L.C.,

Amedisys Oregon, L.L.C.,

Amedisys Washington, L.L.C.,

Amedisys West Virginia, L.L.C.

and/or

Amedisys Wyoming, L.L.C.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 292-8163

Attn:     Larry Graham

             President

with copies, which shall not constitute notice to the Buyer Companies, to:

Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 298-6435

Attn:     Celeste Peiffer, Esq.

             Assistant Vice President of Legal

(ii)	If to Amedisys, Inc.:

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 292-8163

Attn:     Larry Graham

             President

with copies, which shall not constitute notice to Amedisys, Inc., to:

Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 298-6435

Attn:     Celeste Peiffer, Esq.

             Assistant Vice President of Legal

(iii)	If to the Seller:

IntegriCare, Inc.

9 South Cherry Street

Wallingford, CT 06492

Attn: George J. Mandes, President

with copies, which will not constitute notice to the Seller, to:

Wiggin and Dana LLP

One Century Tower

Post Office Box 1832

New Haven, CT 06508-1832

Telecopy:     (203) 782-2889

Attn: Bennett J. Bernblum, Esq.

The address to which notices are to be given may be changed by notice given in accordance with this Section 14.5.

Section 14.6 Governing Law

This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 14.7 Exercise of Rights and Remedies

Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any Party hereto as a result of any breach or default hereunder by any other Party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver. Subject to the provisions of Article X, no right, remedy or election under any term of this Agreement will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available under the terms of this Agreement.

Section 14.8 Time

Time is of the essence in the performance of this Agreement in all respects.

Section 14.9 Reformation and Severability

If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Section 14.10 Counterparts

This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement. Any counterpart of this agreement which has attached to it one or more separate signature pages, which together contain the signatures of all of the Parties hereto, shall for all purposes be deemed a fully-executed original of this Agreement. A signature of any Party to this Agreement transmitted by facsimile or other electronic means shall be deemed to be such Party’s original signature for all purposes.

Section 14.11 Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

Section 14.12 Incorporation of Schedules

The Schedules identified in the Prior Agreement are incorporated herein by reference and made a part hereof.

Section 14.13 No Assumption of Collective Bargaining Agreements

Neither this Agreement nor any term or provision hereof imposes or creates any obligations on the Buyer Companies with respect to any collective bargaining agreement(s) between the Seller and any union at any of the Agencies.

Section 14.14 Transaction Documents

The Parties acknowledge and agree that, in the event there is more than one Closing, the forms of the Transaction Documents, other than this Agreement, will be revised to reflect such multiple Closings in a manner consistent with the terms hereof.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Asset Purchase Agreement as of August 29, 2007.

BUYER COMPANIES:

AMEDISYS ALASKA, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS COLORADO, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS IDAHO, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS KANSAS, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS NEW HAMPSHIRE, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS OREGON, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS WASHINGTON, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS WEST VIRGINIA, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS WYOMING, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

	By:	Amedisys, Inc. Member-Manager

	By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

AMEDISYS, INC.

By:	/s/ Dale E. Redman
Name:	Dale E. Redman
Title:	Chief Financial Officer

THE SELLER:

INTEGRICARE, INC.

By:	/s/ George J. Mandes
Name:	George J. Mandes
Title:	President